Form 10-K405, Exhibit 13
period 1995-03-31
DETECTION SYSTEMS INC
filed 1995-06-29
CIK 28365

Exhibit S-8

                            DETECTION SYSTEMS, INC.
                           SCHEDULE VIII - RESERVES

Year ended March 31, 1995

                                              Additions
                                   Balance at charged to  Deduction: Balance
                                   beginning  costs and   Write-off  at end
Description                        of year    expenses    of assets  of year
- -------------------------------    --------   --------    --------   --------
Allowance for doubtful accounts    $100,000   $349,550    $349,550   $100,000
Allowance for obsolete inventory    235,000    178,742      38,742    375,000
                                   --------   --------    --------   --------
                                   $335,000   $528,292    $388,292   $475,000
                                   ========   ========    ========   ========


Year ended March 31, 1994

                                              Additions
                                   Balance at charged to  Deduction: Balance
                                   beginning  costs and   Write-off  at end
Description                        of year    expenses    of assets  of year
- -------------------------------    --------   -------     -------    --------
Allowance for doubtful accounts    $100,000   $   779     $   779    $100,000
Allowance for obsolete inventory    265,000    10,090      40,090     235,000
                                   --------   -------     -------    --------
                                   $365,000   $10,869     $40,869    $335,000
                                   ========   =======     =======    ========


Year ended March 31, 1993

                                              Additions
                                   Balance at charged to  Deduction: Balance
                                   beginning  costs and   Write-off  at end
Description                        of year    expenses    of assets  of year
- -------------------------------    --------   -------     --------   --------
Allowance for doubtful accounts    $100,000   $ 46,028    $ 46,028   $100,000
Allowance for obsolete inventory    265,000    119,537     119,537    265,000
                                   --------    -------    --------   --------
                                   $365,000   $165,565    $165,565   $365,000
                                   ========   ========    ========   ========