Form 10-K405, Exhibit 13
period 1996-03-31
DETECTION SYSTEMS INC
filed 1996-07-01
CIK 28365

EXHIBIT 13
           (Excerpts from Annual Report to Security Holders)


Report of Independent Accountants



To the Shareholders of
Detection Systems, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and retained earnings and of cash flows present fairly, in all material respects, the financial position of Detection Systems, Inc. and its subsidiaries at March 31, 1996, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 1 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," in 1994.



/s/ Price Waterhouse LLP

Rochester, New York
June 27, 1996

                        DETECTION SYSTEMS, INC.
                       CONSOLIDATED BALANCE SHEET

March 31,                                 1996        1995        1994
Assets                                    ----        ----        ----
Current assets:
  Cash and cash equivalents           $913,716  $4,580,751  $3,907,111
  Short term investments,
    at cost which approximates
    market value                        16,296   2,437,842           0
  Accounts receivable, less
    allowance for doubtful accounts
    ($235,000 in 1996, $100,000 in
    1995 and 1994)                  10,482,660   4,916,052   5,396,835
  Inventories                       14,065,843   5,255,724   5,845,951
  Income taxes receivable              532,895      94,121     139,468
  Deferred income taxes              1,554,900     354,500     273,400
  Prepaid expenses and other assets    860,018     314,285     272,881
                                    ----------  ----------  ----------
                                    28,426,328  17,953,275  15,835,646

Fixed assets, net                    7,085,357   3,920,571   3,820,085
Property under capital lease, net    2,491,475   2,725,513   2,969,051
Deferred income taxes                3,983,200           0           0
Goodwill and other intangibles       3,762,327           0           0
Other assets                           148,891     145,934     155,076
                                    ----------  ----------  ----------
                                   $48,897,578 $24,745,293 $22,779,858
                                    ==========  ==========  ==========
Liabilities and Shareholders' Equity
Current liabilities:
  Notes payable                     $1,183,750
  Current portion of capital lease
  obligation                           559,860     434,934     437,189
  Accounts payable                   6,231,737   1,213,958     699,278
  Accrued payroll and benefits       1,566,777   1,074,103     923,071
  Other accrued liabilities          3,171,914     266,526     329,118
                                    ----------  ----------  ----------
                                    12,714,038   2,989,521   2,388,656
                                    ----------   ---------   ---------
Long term liabilities                1,931,900
Obligations under capital leases       186,471     745,733   1,145,293
Long term debt                      17,750,000
Deferred compensation                1,745,886   1,527,638   1,423,705
Deferred income taxes                        0     288,200     330,600
Shareholders' equity:
  Common stock, par value $.05 per share
  Authorized - 12,000,000 shares
  Issued - 2,811,361 shares in 1996,
  2,792,489 shares in 1995 and
  2,771,489 in 1994                   140,568     139,624      138,574
  Capital in excess of par value    6,972,431   6,853,246    6,724,970
  Retained earnings                 4,869,022  12,724,265   11,209,776
                                   ----------  ----------   ----------
                                   11,982,021  19,717,135   18,073,320
  Less - Treasury stock, at cost      (12,363)    (36,326)    (322,778)
  Notes receivable for stock
    purchases                        (392,514)   (486,608)    (258,938)
  Cumulative translate adjustment      (7,861)          0            0
                                   11,569,283  19,194,201   17,491,604
                                   ----------  ----------   ----------
                                  $45,897,578 $24,745,293  $22,779,858
                                   ==========  ==========   ==========
See accompanying notes to consolidated financial statements.

                        DETECTION SYSTEMS, INC.
       CONSOLIDATED STATEMENT OF OPERATIONS AND RETAINED EARNINGS

Year ended March 31,               1996        1995         1994
                                   ----        ----         ----
Revenues:
  Net sales                 $41,857,809 $34,336,336  $31,354,835
  Interest income               340,311     113,420      195,875
                             ----------  ----------   ----------
                             42,198,120  34,449,756   31,550,710
Costs and expenses:
  Production                 27,978,460  20,829,843   19,541,360
  Development                 4,699,643   4,070,443    4,160,532
  Purchased in-process research
   and development            9,350,000
  Marketing, administrative
    and general              10,514,797   6,788,924    6,111,691
  Interest expense              320,463     168,557      165,886
                             ----------  ----------   ----------
                             52,863,363  31,857,767   29,979,469
                             ==========  ==========   ==========
Income before taxes and cumulative
   effect of a change in
   accounting principle     (10,665,243)  2,591,989    1,571,241
 (Benefit) provision for
  income taxes               (2,810,000)  1,077,500      426,600
                             ----------  ----------   ----------
(Loss) income before cumulative
  effect of a change in accounting
  principle                  (7,855,243)  1,514,489    1,144,641
Cumulative effect of a change in
   accounting principle                                  130,800
                             ----------  ----------   ----------
Net (loss) income            (7,855,243)  1,514,489    1,275,441
Retained earnings at beginning
  of year                    12,724,265  11,209,776    9,934,335
                             ----------  ----------   ----------
Retained earnings at
   end of year               $4,869,022 $12,724,265  $11,209,776
                              =========  ==========   ==========
Earnings per common and common
  equivalent share:
(Loss) income before cumulative
  effect of a change in
  accounting principle           ($2.74)      $.52          $.40
Cumulative effect of a change in
   accounting principle                                      .04
                                 ------       ----          ----
  Net (loss) Income              ($2.74)      $.52          $.44
                                 ======       ====          ====
See accompanying notes to consolidated financial statements.

DETECTION SYSTEMS, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

Year Ended March 31,                       1996         1995         1994
                                           ----         ----         ----
Cash Flows from Operating Activities:
Net (loss) income                   ($7,855,243)  $1,514,489   $1,275,441
                                     ----------    ---------    ---------
Adjustments to reconcile
  net income to net cash
  provided by operating
  activities:
  Depreciation and amortization       2,043,373    1,502,516    1,513,105
  Purchased in process research
    and development                   9,350,000
  Change in obsolescence reserve         25,000      140,000      (30,000)
  Loss (gain) on disposition
    of fixed assets                     275,349        8,561      (11,991)
  Deferred compensation                 218,248      103,933      194,324
  Deferred income taxes              (3,536,000)    (123,500)      26,800
  Stock bonuses                          34,763       48,800      152,100
Changes in operating assets and
liabilities:
  Accounts receivable                (1,156,325)     480,783     (286,696)
  Inventories                        (4,289,805)     450,227     (908,323)
  Prepaid expenses and other assets    (195,749)    (42,278)      (52,895)
  Accounts payable                    2,354,624      514,680     (524,070)
  Accrued payroll and benefits          190,159      102,232     (419,113)
  Other accrued liabilities            (460,930)     (62,592)     (19,233)
  Income taxes receivable/payable      (438,774)      45,347     (423,462)
                                     ----------   ----------    ---------
  Total adjustments                   4,413,933    3,168,709     (789,454)
Net cash (used in) provided by
  operating activities               (3,441,310)   4,683,198      485,987
                                     ----------   ----------    ---------
Cash flows from investing
  activities:
Purchase of Radionics
  net of cash acquired              (17,965,381)
Capital expenditures                 (3,376,867)  (1,358,009)  (1,162,917)
  Short term investments              2,421,546   (2,437,842)   3,242,049
                                     ----------   ----------    ---------
Net cash (used in) provided by
  investing activities              (18,920,702)  (3,795,851)   2,079,132
                                     ----------   ----------    ---------
Cash flows from financing activities:
  Notes payable                       1,183,750
  Proceeds from long term debt       17,750,000
  Principal payments on long term
    debt and capital lease
    obligations                        (434,336)    (401,815)    (576,936)
  Issuance of common stock               94,295      140,375            0
  Stock options exercised               109,129       47,733      157,337
                                     ----------   ----------    ---------
Net cash provided by (used in)
  financing activities               18,702,838     (213,707)    (419,599)
                                     ----------   ----------     ---------
Effect of exchange rate changes          (7,861)
Net (decrease) increase in cash
  and cash equivalents               (3,667,035)     673,640    2,145,520
Cash and cash equivalents
  at beginning of year                4,580,751    3,907,111    1,761,591
                                     ----------   ----------    ---------
Cash and cash equivalents
  at end of year                       $913,716   $4,580,751   $3,907,111
                                     ----------   ----------    ---------
Cash paid during the year for:
  Interest                             $226,929     $173,709     $117,869
  Income taxes                       $1,041,284   $1,141,276     $698,205
                                      =========    =========    =========

See accompanying notes to consolidated financial statements.

DETECTION SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 1996, 1995 AND 1994

NOTE 1 - DESCRIPTION OF OPERATIONS AND ACCOUNTING POLICIES:

Description of operations -

Detection Systems, Inc. is a leader in the design, development, manufacturing and marketing of high performance electronic instrumentation devices for the security and fire protection industries. Such devices primarily include intrusion and fire detectors, and, to a lesser extent, alarm control equipment. On February 12, 1996, Detection Systems, Inc. consummated the purchase of Radionics, Inc. a leader in the design, development, manufacturing and marketing of alarm control devices (Note 2).

PRINCIPLES OF CONSOLIDATION -

The consolidated financial statements of Detection Systems, Inc.
(collectively, the Company) include all majority-owned U.S. and non-U.S. subsidiaries. Intercompany accounts, transactions and profits are eliminated. Certain amounts in the prior years financial statements have been reclassified to conform with the current year s presentation.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at year-end as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS -

Cash equivalents include time deposits and highly liquid investments with original maturities of three months or less.

INVESTMENTS -

The Company accounts for its investment securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for
Certain Investments in Debt and Equity Securities.   All of the Company s
reported investments are classified as available for sale. Accordingly, unrealized holding gains and losses, net of applicable taxes, are excluded from income and recognized as a separate component of shareholders equity until realized. The fair value of securities is based upon quoted market prices. Sales of securities and the related gains or losses are determined using the specific identification method.

INVENTORIES -

Inventories, which include materials, labor and overhead, are recorded at the lower of cost, determined by the first-in, first-out method, or market value.

FIXED ASSETS AND PROPERTY UNDER CAPITAL LEASE -

The building and related improvements are depreciated using the straight-line method over an estimated useful life of forty years. Land improvements, machinery and equipment, production tooling and furniture are depreciated on the straight-line method over estimated useful lives ranging from three to ten years. Expenditures for maintenance and repairs are
charged to expense as incurred.   Major improvements are capitalized.

GOODWILL AND OTHER INTANGIBLES -

Goodwill and other intangibles represent the excess of the cost of net tangible assets acquired in business combinations over their fair value. Goodwill and other intangibles are amortized using the straight-line method over periods ranging from three to twenty years. The Company evaluates goodwill and other intangibles for impairment at least annually by comparing its best estimate of undiscounted future cash flows to the carrying amount of goodwill and other intangibles.

RETIREMENT PLANS -

The Company has two defined contribution pension plans which, in aggregate, cover substantially all domestic employees. The first plan requires the Company to match 100% of an employee's contribution up to one percent of the employee's base salary and 25% of an employee's contribution between two and four percent of the employee's base salary. The second plan permits employees to contribute up to 20% of their eligible earnings. Annual contributions by the Company, out of its net profits, are in amounts approved by the Company s Board of Directors.

The Company's contributions to these plans were approximately $117,000, $113,000 and $111,000 in 1996, 1995 and 1994, respectively.

REVENUE RECOGNITION -

Revenues are recognized when product is shipped.

DEVELOPMENT COSTS -

All product development costs are charged to operations during the period incurred.

FOREIGN CURRENCY TRANSLATION -

Assets and liabilities of non-U.S. subsidiaries are translated at current exchange rates, and related revenues and expenses are translated at average exchange rates in effect during the period. Resulting translation adjustments are recorded as a separate component of shareholders equity.

INCOME TAXES -

The Company accounts for certain income and expense items differently for financial reporting and income tax purposes in accordance with SFAS 109,
 Accounting for Income Taxes.   Deferred tax assets and liabilities are
determined based on the difference between the financial statement and tax bases of assets and liabilities applying enacted statutory rates in effect for the year in which the differences are expected to reverse. The adoption of SFAS 109 in 1994 resulted in a $130,800 favorable impact on 1994 earnings.

EARNINGS PER SHARE -

The computation of (loss) earnings per common and common equivalent share is based upon the weighted average number of common and common equivalent shares outstanding during the period. The weighted average common and common equivalent shares used in this calculation were 2,856,826, 2,989,138, and 2,938,073 in 1996, 1995 and 1994, respectively. The adoption of SFAS 109 in 1994 resulted in a $130,800 favorable impact on 1994 earnings.

The earnings per share computations do not consider common equivalent shares when the Company is in a loss position or when the effect of such inclusion is anti-dilutive. There was no material difference between primary and fully diluted earnings per share in 1996, 1995 and 1994, respectively.

CONCENTRATION OF CREDIT RISK -

Financial instruments which potentially expose the Company to concentration of credit risk consist principally of bank deposits, temporary investments and accounts receivable. The Company performs on-going credit evaluations of its customers financial condition and the Company maintains an allowance for uncollectible accounts receivable based upon the expected collectibility of all accounts receivable.

FAIR VALUE OF FINANCIAL INSTRUMENTS -

The carrying amount of the Company s financial instruments, including cash and cash equivalents, short-term investments, accounts receivable and notes payable, approximates their fair value at March 31, 1996 as the maturity of these instruments is short term. The carrying amount of the Company s long term debt obligations approximates their fair value as the interest rates on such obligations approximate the market rate at March 31, 1996.

CASH FLOW STATEMENT -

The Company accepted notes receivable from employees for stock purchases in the amount of $13,314, $258,071 and $6,993 in 1996, 1995 and 1994,
respectively. During 1995 and 1994, the Company acquired vehicles and equipment under capital lease agreements of approximately $51,300 and $497,000, respectively.

NEW ACCOUNTING STANDARDS -

SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, must be adopted in 1997. This standard requires that impairment losses be recognized when the carrying value of a long-lived asset exceeds its fair value. The Company regularly assesses all of its long-lived assets for impairment and, therefore, does not believe the adoption of the standard will have a material effect on its financial position or results of operations.

SFAS No. 123, Accounting for Stock-Based Compensation, must be adopted in 1997. This standard encourages but does not require, recognition of compensation expense based on the fair value of equity instruments granted to employees. The Company does not plan to record compensation for equity instruments granted to employees. Therefore, the adoption of this standard will have no impact on the Company s financial position or results of operations.

NOTE 2 - ACQUISITION

In February 1996, the Company acquired all of the stock of Radionics, Inc. (Radionics) for a total cash purchase price, including expenses, of approximately $18 million. Funding for the acquisition was provided by borrowings from a commercial bank pursuant to a bridge loan facility. This loan was subsequently refinanced into a permanent facility (Note 6).

The acquisition has been accounted for under the purchase method, and Radionics results of operations have been consolidated with the Company s results of operations effective as of the acquisition date. The Company has made a determination and allocation of the purchase price as of the acquisition date, consisting of the following:

Accounts receivable                             $4,410,300
Inventories                                      4,545,300
Other current assets                             2,477,400
Accounts payable and other current liabilities  (6,332,000)
Net working capital acquired                     5,101,000
Fixed assets                                     1,803,600

Purchased in-process research and development    9,350,000
Goodwill and other intangibles                   3,844,500
Other non-current items, net                    (1,931,900)
                                               -----------
  Total purchase price, including expenses     $18,167,200
                                                ==========


The financial position of Radionics has been included in the consolidated balance sheet of the Company as of March 31, 1996 based upon the above determination and allocation. Such amounts may be adjusted upon additional analysis and asset valuation determinations to be made by the Company with the assistance of outside firms. Any changes will be recorded in 1997, and are not expected to have a significant impact on the Company s results of operations as reported herein.

The valuation of technology, including other intangibles, was accomplished through the application of an income approach. Projected debt-free income, revenue net of provision for operating expenses, income taxes and returns on requisite assets were discounted to a present value. This approach was used for each of the Radionics product lines. Technology was divided into two categories: current products and in-process research and development.

Current products included those products currently in the market place as of the acquisition date and products which, while still in the development stage at the acquisition date, were technologically feasible. The fair market value of the purchased current products was determined to be $890,000. This amount is recorded as an intangible asset and is being amortized on a straight line basis over three years.

Purchased in-process research and development included the value of products still in the development stage, but not considered to have reached technological feasibility. As a result of the valuation, the fair market value of the purchased in-process research and development was determined to be $9,350,000. In accordance with generally accepted accounting practice, this amount was expensed upon acquisition in the fourth quarter of fiscal 1996.

The following table summarizes, on an unaudited, pro forma basis, the estimated combined results of operations of the Company, excluding the write-off of in-process research and development, as though the acquisition was made at the beginning of 1995 and 1996. For purposes of preparing the unaudited pro forma information, the results from Detection Systems year ended March 31 1996 and 1995 have been combined with the results of Radionics' year ended December 31, 1995 and 1994, respectively. The pro forma amounts do not necessarily reflect the results that actually would have been obtained had the transaction taken place at the beginning of periods indicated, nor are they intended to be a projection of future results:
                                    1996        1995
(Unaudited)                         ----        ----

Net revenues                 $81,285,000 $78,550,000
Costs and expenses            93,509,000  84,671,000
(Loss) before taxes         (12,224,000)  (6,121,000)
Net (loss)                   (7,706,000) (3,780,000)
Net (loss) per share             ($2.70)     ($1.32)


NOTE 3 - INVENTORIES:

Major classifications of inventory are as follows.

March 31,                      1996          1995         1994
     ----                      ----          ----
Component parts          $6,924,870    $2,300,894   $2,120,052
Work in process             705,473       475,927      604,614
Finished products         7,414,700     2,853,903    3,356,285
                         ----------    ----------    ---------
                         15,045,043     5,630,724    6,080,951

Less - Reserve for
  obsolescence             (979,200)     (375,000)    (235,000)
                          ---------    ----------    ---------
                        $14,065,843    $5,255,724   $5,845,951
                         ==========     =========    =========

NOTE 4 - FIXED ASSETS:

Major classifications of fixed assets are as follows.

March 31,                      1996          1995         1994
                               ----          ----         ----
Land improvements        $  219,435    $  211,735   $  211,735
Building improvements     2,490,409     1,503,103    1,488,827
Machinery and equipment   9,802,633     7,099,144    6,284,455
Production tooling        3,134,229     3,140,152    2,707,804
Furniture                 1,120,620       701,142      687,171
                         ----------    ----------   ----------
                         16,767,326    12,655,276   11,379,992

Less - Accumulated
  depreciation           (9,681,969)   (8,734,705)  (7,559,907)
                         ----------    ----------   ----------
                         $7,085,357    $3,920,571   $3,820,085
                         ==========    ==========   ==========

Total depreciation expense on fixed assets was approximately $1,711,100, $1,197,700 and $1,293,800 in 1996, 1995 and 1994, respectively.

NOTE 5 - CAPITAL LEASES:

During 1982, the Company entered into an agreement with a local government agency under which the agency's bond proceeds of $3,800,000 were used to purchase land and construct an operating facility for lease to the Company. These expenditures have been recorded as property under capital lease.

The lease term extends to October 1997, at which time title to the property passes to the Company. Rental payments coincide with the agency's bond repayment obligation, which requires quarterly principal payments of $63,330 plus interest at two-thirds of a designated bank's prime lending rate. The bank's prime rate at March 31, 1996 was 8.25%. The lease imposes certain restrictions on the levels of capital expenditures, working capital and net worth, and limits potential dividends to one half of the prior year's net income.

At March 31, 1996, the Company was not in compliance with certain provisions of this lease agreement. Consequently, the remaining principal balance of $443,510 is presented as a current liability in the balance sheet. The outstanding principal on this obligation was repaid in June, 1996.

The Company has various equipment under capital lease agreements which require payments of principal and interest of $147,300 in 1997, $146,500 in 1998 and $29,300 in 1999.

Property acquired under capital leases consists of the following.

March 31,                      1996          1995         1994
                               ----          ----         ----
Land                     $  270,000    $  270,000   $  270,000
Land improvements           225,147       225,147      225,147
Building                  2,938,072     2,938,072    2,938,072
Machinery and equipment   1,327,591     1,327,591    1,322,445
                          ---------    ----------    ---------
                          4,760,810     4,760,810    4,755,664

Less - Accumulated
  depreciation           (2,269,335)   (2,035,297)  (1,786,613)
                          ---------    ----------    ---------
                         $2,491,475    $2,725,513   $2,969,051
                          =========    ==========    =========

Obligations under capital leases are summarized below.

March 31,                      1996          1995         1994
                               ----          ----         ----
Operating facility       $  443,510     $ 696,830   $  950,150
Production and office
  equipment                 302,821       483,837      632,332
                          ---------    ----------    ---------
                            746,331     1,180,667    1,582,482

Less - Current portion     (559,860)     (434,934)    (437,189)
                          ---------    ----------    ---------
                           $186,471      $745,733   $1,145,293
                          =========    ==========    =========


Total depreciation expense on assets under capital leases was approximately $263,000, $294,800 and $209,300 in 1996, 1995 and 1994, respectively.

NOTE 6 - INDEBTEDNESS

The Company has a line of credit secured by general business assets of the Company allowing borrowings of up to $6,500,000. Interest on the line accrues at one-month LIBOR plus 200 basis points. At March 31, 1996, borrowings on the line of credit aggregated $1,183,750 at approximately 7.4%. The maximum amount of borrowings on the line of credit outstanding during the year was $1,183,800. There were no borrowings under line of credit agreements during 1995 or 1994.

In connection with the acquisition of Radionics the Company borrowed $17,750,000 at 7.375% pursuant to a bridge loan agreement. This obligation matured on May 16, 1996 at which time it was refinanced into a permanent loan facility, of which $3,400,000 is secured by certain real estate and matures in April 2006. The remaining $14,350,000 is secured by general business assets and matures in April 2003. Interest on the term loan facility accrues interest based upon either the federal funds rate, the prime rate or LIBOR, each adjusted by a factor which varies based upon the rates of funded debt and to earnings before interest, tax depreciation and amortization. At March 31, 1996 the interest rate on these borrowings was approximately 7.4%.

The portion of long-term debt secured by real estate requires interest only payments through November, 1997. Commencing in December, 1997 monthly principal payments of $21,000 plus interest are required through May, 2006, at which time the outstanding balance of principal is due.

The portion of long-term debt secured by general business assets requires interest only payments through November, 1997. Commencing in December, 1997 monthly principal payments of $217,400 plus interest are required through May, 2003 at which time the outstanding balance of principal is due.

As the principal amount of the bridge loan facility outstanding at March
31, 1996 was converted into a term facility, the borrowings are presented in the consolidated balance sheet as long term debt.

Annual maturities of the Company s long term debt for the next five years are approximately: 1997 - $0; 1998 - $953,600; 1999 - $2,860,800; 2000 -
$2,860,800; and 2001 - $2,860,880.

NOTE 7 - DEFERRED COMPENSATION PLANS:

The Company's deferred compensation plan allows certain employees to defer the receipt of salary or bonuses which they may be entitled to receive. The compensation is normally payable at retirement, and is fully vested when deferred. For salaries or bonuses deferred, the employee may elect to be paid in either stock or cash plus interest which has accrued from the date of deferral.

Unissued common share equivalents are limited to 97,200 shares under provisions of the plan. As of March 31, 1996, 1995 and 1994, unissued common share equivalents of 61,271, 59,757 and 57,430 respectively, existed under the plan.

The Company's stock bonus plan provides for bonuses payable in stock to certain officers and key personnel if specified sales growth and pretax profit goals are attained. The plan also provides that recipients may defer receipt of stock bonuses until retirement. The bonus is fully vested when deferred. Unissued common share equivalents existing under the plan were 168,260 in 1996, 151,740 in 1995 and in 1994.

NOTE 8 - SHAREHOLDERS' EQUITY:

The following table presents the changes in shareholders' equity balances during the three years ended March 31, 1996.

                                                                  Capital in
                         Common stock         Treasury stock      excess of
                        Shares    Amount      Shares     Amount   par value
                        ------    ------      ------     ------   ---------
Balances,
March 31, 1993       2,771,489  $138,574       87,476  $406,128   $6,734,022

Distribution of
  stock bonus                                  (3,000)  (14,405)       8,095
Exercise of options and
  warrants                                    (16,612)  (97,886)     (17,147)
Treasury stock purchases                        3,039    31,117
Other                                           9,824    (2,176)
                     ---------  --------       ------  --------    ---------
Balances,
March 31, 1994       2,771,489  $138,574       80,727  $322,778   $6,724,970
                     =========   =======      =======   =======    =========
Distribution of stock
  bonus                                        (6,550)  (32,157)      16,643
Exercise of options and
  warrants                                    (69,184) (276,570)     (27,692)
Treasury stock purchases                        2,475    22,275
Common stock issued    21,000     1,050                              139,325
                    ---------   --------      -------  --------    ---------
Balances,
March 31, 1995     $2,792,489   $139,624        7,468   $36,326   $6,853,246
                    =========    =======      =======   =======    =========

Distribution of stock bonus                    (2,500)  (11,953)       6,010
Exercise of options and warrants               (4,051)  (20,313)      (2,338)
Treasury stock purchases                        1,290     8,303
Common stock issued    18,872        944                115,513
                    ---------    -------        ------  -------    ---------
Balances,
March 31, 1996      2,811,361   $140,568         2,207   12,363    6,972,431
                    =========    =======       =======  =======    =========

In May 1995, the Company s Board of Directors authorized the repurchase of up to 100,000 shares of its outstanding common stock for issuance in connection with incentive stock option and stock bonus plans. As of March 31, 1996, the Company had not repurchased any of its outstanding common stock pursuant to this plan.

The Company has a stock option plan whereby options for a total of 250,000 shares of the Company s common stock may be granted to key employees or non-employees of the Company by the Board of Directors. The exercise price of the options must equal or exceed the market value of the Company s common stock on the date of grant. Options are generally exercisable at a rate of 35% to 40% in the second year after grant, 60% in the third year, 80% in the fourth year and in full thereafter. Options expire up to ten years after date of grant.

At March 31, 1996, there are 65,712 options currently exercisable and 16,150 options available for future grant. A summary of changes in outstanding stock options is as follows:

                         Prices during       Shares under option
                          fiscal years       1996    1995     1994
                         -------------       ----    ----     ----
Outstanding at beginning
  of year               $3.056 - 9.875    151,793   96,473  103,885
Granted                 $5.625 - 9.875    114,550  123,000    7,500
Exercised               $3.056 - 6.769    (10,000) (63,784) (13,912)
Cancelled               $4,745 - 7.625    (14,680)  (3,896)  (1,000)
                                           ------  -------  -------
Outstanding at
  end of year           $3.056 - 9.875    241,663  151,793   96,473
                                          =======  =======   ======

A summary of changes in outstanding warrants is as follows.

                       Prices during          Shares under option
                        fiscal years         1996     1995    1994
                       -------------         ----     ----    ----
Outstanding at beginning
  of year             $3.519 - 6.597        5,400   10,800  13,500
Granted                        $5.75       10,000
Exercised             $3.519 - 5.961                (5,400) (2,700)
                                           ------   ------  ------
Outstanding at
  end of year         $4.456 - 6.597       15,400    5,400  10,800
                                           ======    =====  ======

Warrants outstanding expire five years after they are issued.


NOTE 9 - INCOME TAXES:

The provision for income taxes consists of the following.

March 31,           1996       1995       1994
                    ----       ----       ----

Federal
  Current       $594,400   $997,200   $204,300
  Deferred    (2,433,600)   (98,800)   125,500

State
  Current        131,600    203,800     64,700
  Deferred      (728,500)   (24,700)    32,100

Foreign
  Current
  Deferred      (373,900)
               ---------   ---------  --------
             ($2,810,000) $1,077,500  $426,600
              ==========   =========   =======

A reconciliation of the statutory federal income tax rate to the effective rate is as follows.

Year Ended March 31,                  1996        1995       1994
                                      ----        ----       ----
Statutory federal rate               (34.0%)      34.0%      34.0%
State taxes, net of federal benefit   (3.6)        7.9        4.1
Write-off of intangibles               6.4
Foreign tax rate differences           2.1
Operating loss carryforwards not
     recognized                        2.0
Research and development credits                  (3.0)     (11.3)
Recapture of subsidiary excess losses              6.5
Foreign sales corporation benefit      (.5)       (2.1)      (1.9)
Other                                  1.2        (1.7)       2.3
                                    ------       -----      -----
Effective income tax rate            (26.4%)      41.6%      27.2%
                                     =====        ====       ====

Deferred tax assets (liabilities) are comprised of the following.
Realization of the tax loss and credit carryforwards, which expire at various times between 2002 and 2011, is contingent on future taxable earnings. Valuation allowances have been recorded for these and other asset items which may not be realized.

March 31,                                           1996          1995
                                                    ----          ----
Allowance for doubtful accounts                   $79,900      $44,500
Book accruals not currently deductible for tax  1,593,500       42,200
Deferred compensation                             706,500      618,200
Inventory obsolescence reserve                    141,600      164,100
Employee costs                                    780,300      119,000
Valuation reserve - land held for sale             43,300       43,300
State investment tax credit carryforwards         303,600      310,900
Subsidiary net operating loss carryforwards       741,000       48,300
Tax basis of intangibles in excess of book      2,917,300
Other                                             221,800       46,200
                                                ---------    ---------
Total deferred tax assets                       7,528,800    1,436,700
                                                ---------    ---------
Depreciation                                   (1,016,200)    (951,300)
Prepaid assets                                   (100,000)     (34,900)
Book basis of intangibles in excess of tax       (229,000)
Other                                             (66,000)     (25,000)
                                                ---------    ---------
Total deferred tax liabilities                 (1,411,200)  (1,011,200)
                                                ---------    ---------
Deferred tax asset valuation reserve             (579,500)    (359,200)
                                                ---------    ---------
Net deferred tax asset                         $5,538,100      $66,300
                                                =========       ======

NOTE 10 - GEOGRAPHIC INFORMATION AND SIGNIFICANT CUSTOMERS

The Company currently operates in one industry segment. During 1996, the Company established a manufacturing and marketing subsidiary in Hong Kong and a marketing subsidiary in Australia. The Company also maintains a sales presence in Canada and Europe. Sales by the Company s domestic operations to customers outside the United States represent 12.3%, 11.3% and 11.4% of the Company s consolidated net sales for the years ended March 31, 1996, 1995 and 1994, respectively.

During 1996, sales to the Company s largest customers accounted for 14% and 10%, respectively, of net sales. During 1995, sales to the Company s largest customers accounted for 23% and 22%, respectively, of net sales. During 1994, sales to the Company s largest customers accounted for 20% and 17%, respectively, of net sales.

Inter-area sales represent are presented on a basis intended to reflect the market value of the products as nearly as possible. Identifiable assets are those assets of the Company that are identified with the operations in each geographic area.

The following table presents sales and other financial information by geographic area.

March 31,                         1996        1995            1994

Net sales
   United States           $38,234,057   $34,335,336   $31,354,835
   Foreign                   3,623,752
   Inter-area                1,394,684
   Eliminations             (1,394,684)
                            ----------    ----------    ----------
                           $41,857,809   $34,336,336   $31,354,835
                            ==========    ==========    ==========

Operating (loss) income
   United States           $(8,917,291)   $2,591,989    $1,571,241
   Foreign                  (1,432,217)
   Eliminations               (315,735)
                           -----------    ----------    ----------
                          ($10,665,243)   $2,591,989    $1,571,241
                            ==========    ==========    ==========

Identifiable assets
   United States           $40,582,177   $24,745,923   $22,779,858
   Foreign                   5,067,001
                           -----------    ----------    ----------
                           $45,649,178   $24,745,923   $22,779,858
                            ==========    ==========    ==========

NOTE 11 - COMMITMENTS

The Company leases certain facilities pursuant to operating lease agreements. Operating lease expense for offices and other equipment was approximately $470,000 in 1996 and $16,000 in 1995 and 1994. Future minimum rental payments under noncancellable operating lease agreements are as follows: $1,645,000 - 1997; $1,525,000 - 1998; $1,425,000 - 1999; $510,000
- - 2000; $181,000 - 2001; $545,700 - 2001 and thereafter.


NOTE 12 - SUBSEQUENT EVENTS

During the first quarter of fiscal 1997 the Company established a defined benefit pension plan for certain key executives. Expense associated with this plan will be recorded in 1997 based upon the results of an actuarial valuation currently being performed.