Form 10-K405/A, Exhibit 13
period 1996-03-31
DETECTION SYSTEMS INC
filed 1996-07-12
CIK 28365

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



/s/ Price Waterhouse LLP

Rochester, New York
June 27, 1996

                        DETECTION SYSTEMS, INC.
                       CONSOLIDATED BALANCE SHEET

March 31,                                 1996        1995        1994
Assets                                    ----        ----        ----
Current assets:
  Cash and cash equivalents           $913,716  $4,580,751  $3,907,111
  Short term investments,
    at cost which approximates
    market value                        16,296   2,437,842           0
  Accounts receivable, less
    allowance for doubtful accounts
    ($235,000 in 1996, $100,000 in
    1995 and 1994)                  10,482,660   4,916,052   5,396,835
  Inventories                       14,065,843   5,255,724   5,845,951
  Income taxes receivable              532,895      94,121     139,468
  Deferred income taxes              1,554,900     354,500     273,400
  Prepaid expenses and other assets    860,018     314,285     272,881
                                    ----------  ----------  ----------
                                    28,426,328  17,953,275  15,835,646

Fixed assets, net                    7,085,357   3,920,571   3,820,085
Property under capital lease, net    2,491,475   2,725,513   2,969,051
Deferred income taxes                3,983,200           0           0
Goodwill and other intangibles       3,762,327           0           0
Other assets                           148,891     145,934     155,076
                                    ----------  ----------  ----------
                                   $45,897,578 $24,745,293 $22,779,858
                                    ==========  ==========  ==========
Liabilities and Shareholders' Equity
Current liabilities:
  Notes payable                     $1,183,750
  Current portion of capital lease
  obligation                           559,860     434,934     437,189
  Accounts payable                   6,231,737   1,213,958     699,278
  Accrued payroll and benefits       1,566,777   1,074,103     923,071
  Other accrued liabilities          3,171,914     266,526     329,118
                                    ----------  ----------  ----------
                                    12,714,038   2,989,521   2,388,656
                                    ----------   ---------   ---------
Long term liabilities                1,931,900
Obligations under capital leases       186,471     745,733   1,145,293
Long term debt                      17,750,000
Deferred compensation                1,745,886   1,527,638   1,423,705
Deferred income taxes                        0     288,200     330,600
Shareholders' equity:
  Common stock, par value $.05 per share
  Authorized - 12,000,000 shares
  Issued - 2,811,361 shares in 1996,
  2,792,489 shares in 1995 and
  2,771,489 in 1994                   140,568     139,624      138,574
  Capital in excess of par value    6,972,431   6,853,246    6,724,970
  Retained earnings                 4,869,022  12,724,265   11,209,776
                                   ----------  ----------   ----------
                                   11,982,021  19,717,135   18,073,320
  Less - Treasury stock, at cost      (12,363)    (36,326)    (322,778)
  Notes receivable for stock
    purchases                        (392,514)   (486,608)    (258,938)
  Cumulative translate adjustment      (7,861)          0            0
                                   11,569,283  19,194,201   17,491,604
                                   ----------  ----------   ----------
                                  $45,897,578 $24,745,293  $22,779,858
                                   ==========  ==========   ==========
See accompanying notes to consolidated financial statements.

                        DETECTION SYSTEMS, INC.
       CONSOLIDATED STATEMENT OF OPERATIONS AND RETAINED EARNINGS

Year ended March 31,               1996        1995         1994
                                   ----        ----         ----
Revenues:
  Net sales                 $41,857,809 $34,336,336  $31,354,835
  Interest income               340,311     113,420      195,875
                             ----------  ----------   ----------
                             42,198,120  34,449,756   31,550,710
Costs and expenses:
  Production                 27,978,460  20,829,843   19,541,360
  Development                 4,699,643   4,070,443    4,160,532
  Purchased in-process research
   and development            9,350,000
  Marketing, administrative
    and general              10,514,797   6,788,924    6,111,691
  Interest expense              320,463     168,557      165,886
                             ----------  ----------   ----------
                             52,863,363  31,857,767   29,979,469
                             ==========  ==========   ==========
Income before taxes and cumulative
   effect of a change in
   accounting principle     (10,665,243)  2,591,989    1,571,241
 (Benefit) provision for
  income taxes               (2,810,000)  1,077,500      426,600
                             ----------  ----------   ----------
(Loss) income before cumulative
  effect of a change in accounting
  principle                  (7,855,243)  1,514,489    1,144,641
Cumulative effect of a change in
   accounting principle                                  130,800
                             ----------  ----------   ----------
Net (loss) income            (7,855,243)  1,514,489    1,275,441
Retained earnings at beginning
  of year                    12,724,265  11,209,776    9,934,335
                             ----------  ----------   ----------
Retained earnings at
   end of year               $4,869,022 $12,724,265  $11,209,776
                              =========  ==========   ==========
Earnings per common and common
  equivalent share:
(Loss) income before cumulative
  effect of a change in
  accounting principle           ($2.74)      $.52          $.40
Cumulative effect of a change in
   accounting principle                                      .04
                                 ------       ----          ----
  Net (loss) Income              ($2.74)      $.52          $.44
                                 ======       ====          ====
See accompanying notes to consolidated financial statements.

DETECTION SYSTEMS, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

Year Ended March 31,                       1996         1995         1994
                                           ----         ----         ----
Cash Flows from Operating Activities:
Net (loss) income                   ($7,855,243)  $1,514,489   $1,275,441
                                     ----------    ---------    ---------
Adjustments to reconcile
  net income to net cash
  provided by operating
  activities:
  Depreciation and amortization       2,043,373    1,502,516    1,513,105
  Purchased in process research
    and development                   9,350,000
  Change in obsolescence reserve         25,000      140,000      (30,000)
  Loss (gain) on disposition
    of fixed assets                     275,349        8,561      (11,991)
  Deferred compensation                 218,248      103,933      194,324
  Deferred income taxes              (3,536,000)    (123,500)      26,800
  Stock bonuses                          34,763       48,800      152,100
Changes in operating assets and
liabilities:
  Accounts receivable                (1,156,325)     480,783     (286,696)
  Inventories                        (4,289,805)     450,227     (908,323)
  Prepaid expenses and other assets    (195,749)    (42,278)      (52,895)
  Accounts payable                    2,354,624      514,680     (524,070)
  Accrued payroll and benefits          190,159      102,232     (419,113)
  Other accrued liabilities            (460,930)     (62,592)     (19,233)
  Income taxes receivable/payable      (438,774)      45,347     (423,462)
                                     ----------   ----------    ---------
  Total adjustments                   4,413,933    3,168,709     (789,454)
Net cash (used in) provided by
  operating activities               (3,441,310)   4,683,198      485,987
                                     ----------   ----------    ---------
Cash flows from investing
  activities:
Purchase of Radionics
  net of cash acquired              (17,965,381)
Capital expenditures                 (3,376,867)  (1,358,009)  (1,162,917)
  Short term investments              2,421,546   (2,437,842)   3,242,049
                                     ----------   ----------    ---------
Net cash (used in) provided by
  investing activities              (18,920,702)  (3,795,851)   2,079,132
                                     ----------   ----------    ---------
Cash flows from financing activities:
  Notes payable                       1,183,750
  Proceeds from long term debt       17,750,000
  Principal payments on long term
    debt and capital lease
    obligations                        (434,336)    (401,815)    (576,936)
  Issuance of common stock               94,295      140,375            0
  Stock options exercised               109,129       47,733      157,337
                                     ----------   ----------    ---------
Net cash provided by (used in)
  financing activities               18,702,838     (213,707)    (419,599)
                                     ----------   ----------     ---------
Effect of exchange rate changes          (7,861)
Net (decrease) increase in cash
  and cash equivalents               (3,667,035)     673,640    2,145,520
Cash and cash equivalents
  at beginning of year                4,580,751    3,907,111    1,761,591
                                     ----------   ----------    ---------
Cash and cash equivalents
  at end of year                       $913,716   $4,580,751   $3,907,111
                                     ----------   ----------    ---------
Cash paid during the year for:
  Interest                             $226,929     $173,709     $117,869
  Income taxes                       $1,041,284   $1,141,276     $698,205
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