Form 10-K, Exhibit 13
period 1997-03-31
DETECTION SYSTEMS INC
filed 1997-06-30
CIK 28365

EXHIBIT 13
               REPORT OF INDEPENDENT ACCOUNTANTS
               ON FINANCIAL STATEMENT SCHEDULES



To the Shareholders of
Detection Systems, Inc.

Our audits of the financial statements referred to in our report dated June 2, 1997 appearing in Exhibit 13 of the 1997 Annual Report on Form 10-K of Detection Systems, Inc. also included an audit of the Financial Statement Schedules listed in the preceding index of this Form 10-K. In our opinion, these Financial Statement Schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements


/s/ PRICE WATERHOUSE LLP

Rochester, New York
June 2, 1997


                    DETECTION SYSTEMS, INC.
                   SCHEDULE VIII - RESERVES

                   Year ended March 31, 1997
                   -------------------------

                                       Additions
                         Balance at   charged to  Deduction:     Balance
                          beginning    costs and   Write-off      at end
Description                 of year     expenses   of assets     of year
-----------------------------------     --------   ---------     -------
Allowance for doubtful
    accounts               $235,000      $83,600      $4,800    $313,800
Allowance for obsolete
    inventory               979,200      878,100     242,000   1,615,300
                            -------      -------     -------   ---------
                         $1,214,200     $961,700    $246,800  $1,929,100
                          =========      =======     =======   =========


                   Year ended March 31, 1996
                   -------------------------

                                       Additions
                         Balance at   charged to  Deduction:     Balance
                          beginning    costs and   Write-off      at end
Description                 of year     expenses   of assets     of year
-----------------------------------     --------   ---------     -------
Allowance for doubtful
   accounts                $100,000     $270,000    $135,000    $235,000
Allowance for obsolete
   inventory                375,000    1,025,000     420,800     979,200
                           --------    ---------    --------   ---------
                           $475,000   $1,295,000    $555,800  $1,214,200
                            =======    =========    ========   =========




                   Year ended March 31, 1995
                   -------------------------

                                       Additions
                         Balance at   charged to  Deduction:     Balance
                          beginning    costs and   Write-off      at end
Description                 of year     expenses   of assets     of year
-----------                --------     --------   ---------     -------
Allowance for doubtful
   accounts                $100,000     $349,550    $349,550    $100,000
Allowance for obsolete
   inventory                235,000      178,742      38,742     375,000
                           --------     --------    --------    --------
                           $335,000     $528,292    $388,292    $475,000
                            =======      =======     =======     =======


Report of Independent Accountants



To the Board of Directors and
Shareholders of Detection Systems, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations and retained earnings and of cash flows present fairly, in all material respects, the financial position of Detection Systems, Inc. and its subsidiaries at March 31, 1997, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




/s/ Price Waterhouse LLP

Rochester, New York
June 2, 1997

                    DETECTION SYSTEMS, INC.
                  CONSOLIDATED BALANCE SHEET

Year Ended March 31,                    1997          1996         1995
                                        ----          ----         ----
Assets
Current assets:
 Cash and cash equivalents        $2,244,265      $930,012    $4,597,047
 Short term investments                                        2,421,546
 Accounts receivable, less
  allowance for doubtful
  accounts ($313,800 in 1997,
  $235,000 in 1996 and
  $100,000 in 1995)               15,246,309    10,482,660     4,916,052
 Inventories                      29,995,215    14,065,843     5,255,724
 Deferred income taxes             2,132,156     1,554,900       354,500
 Prepaid expenses and
  other assets                       883,137     1,392,913       408,406
                                  ----------    ----------    ----------
                                  50,501,082    28,426,328    17,953,275
                                  ----------    ----------    ----------
Fixed assets, net                 11,057,256     7,085,357     3,920,571
Property under capital
 lease, net                          190,915     2,491,475     2,725,513
Deferred income taxes              3,046,200     3,983,200
Goodwill and other
 intangibles, net                  2,942,626     3,762,327
Other assets                         537,772       148,891       145,934
                                  ----------    ----------    ----------
                                 $68,275,851   $45,897,578   $24,745,293
                                  ==========    ==========    ==========
Liabilities and Shareholders' Equity
Current liabilities:
 Notes payable                                  $1,183,750
 Current portion of long
  term debt                         $953,648
 Current portion of capital
   lease obligation                  147,574       559,860      $434,934
 Accounts payable                 12,259,380     6,231,737     1,213,958
 Accrued payroll and benefits      2,818,487     1,566,777     1,074,103
 Other accrued liabilities         3,254,593     3,171,914       266,526
                                  ----------    ----------     ---------
                                  19,433,682    12,714,038     2,989,521
                                  ----------    ----------     ---------
Long term liabilities              1,173,694     1,931,900       288,200
Obligations under capital
  leases                              54,125       186,471       745,733
Long term debt                    28,031,802    17,750,000
Deferred compensation              1,751,281     1,745,886     1,527,638

Shareholders' equity:
 Common stock, par value $.05
  per share
 Authorized - 12,000,000 shares
 Issued - 4,478,993 shares in
  1997, 2,811,361 shares in
  1996 and 2,792,489 shares
  in 1995                            223,950        140,56       139,624
 Capital in excess of par value    9,448,917     6,972,431     6,853,246
 Retained earnings                 8,594,306     4,869,022    12,724,265
                                  ----------    ----------    ----------
                                  18,267,173    11,982,021    19,717,135
Less - Treasury stock, at cost       (52,553)      (12,363)      (36,326)
 Notes receivable for stock
   purchases                        (378,373)     (392,514)     (486,608)
 Cumulative translation
  adjustment                          (4,980)       (7,861)
                                  ----------    ----------    ----------
                                  17,831,267    11,569,283    19,194,201
                                  ----------    ----------    ----------
                                 $68,275,851   $45,897,578   $24,745,293
                                  ==========    ==========    ==========

 See accompanying notes to consolidated financial statements.

                    DETECTION SYSTEMS, INC.
  CONSOLIDATED STATEMENT OF OPERATIONS AND RETAINED EARNINGS

Year ended March 31,              1997             1996            1995
                                  ----             ----            ----

Net sales                 $101,251,380      $41,857,809     $34,336,336

Costs and expenses:
 Production                 64,916,410       27,978,460      20,829,843
 Research and develop-
  ment                       8,114,671        4,699,643       4,070,443
 Purchased in-process
  research and
  development                                 9,350,000
 Marketing, administrative
   and general              21,411,444       10,514,797       6,788,924
                            ----------       ----------      ----------
                            94,442,525       52,542,900      31,689,210
                            ----------       ----------      ----------
Operating income (loss)      6,808,855      (10,685,091)     2,647,126

Interest income                206,049          340,311         113,420
Interest expense            (1,764,620)        (320,463)       (168,557)
                            ----------       ----------       ----------

Income (loss) before
  income taxes               5,250,284      (10,665,243)      2,591,989

Provision (benefit)
  for income taxes           1,525,000       (2,810,000)      1,077,500
                            ----------       ----------       ----------
Net income (loss)            3,725,284       (7,855,243)      1,514,489

Retained earnings at
  beginning of year          4,869,022       12,724,265      11,209,776
                            ----------       ----------      ----------

Retained earnings at
 end of year               $ 8,594,306      $ 4,869,022     $12,724,265
                            ==========       ==========      ==========

Earnings (loss)  per
 common and common
 equivalent share                 $.76           ($1.83)           $.35
                                   ===            =====             ===

 See accompanying notes to consolidated financial statements.


                    DETECTION SYSTEMS, INC.
             CONSOLIDATED STATEMENT OF CASH FLOWS

Year Ended March 31,               1997          1996            1995
                                   ----          ----            ----
Cash flows from
   operating activities:
 Net income (loss)           $3,725,284   ($7,855,243)     $1,514,489
                              ---------     ---------       ---------
 Adjustments to reconcile
  net income to net cash
  provided by operating
  activities:
  Depreciation and
   amortization               2,737,438     2,043,373       1,502,516
  Purchased in-process
   research and development                 9,350,000
  (Gain) loss on
   disposition of fixed
   assets                       (14,670)      275,349           8,561
  Deferred compensation           5,395       218,248         103,933
  Deferred income taxes         177,800    (3,536,000)       (123,500)
  Stock based compensation      146,950        34,763          48,800
 Changes in operating assets and
   liabilities:
  Accounts receivable        (4,763,649)   (1,156,325)        480,783
  Inventories               (15,929,372)   (4,264,800)        590,227
  Prepaid expenses and
   other assets                 120,895      (634,523)          3,069
  Accounts payable            6,027,687     2,354,624         514,680
  Accrued payroll and
   benefits                   1,251,710       190,159         102,232
  Other accrued liabilities     (99,684)     (460,930)        (62,592)
                             ----------      ---------        --------
  Total adjustments         (10,339,500)    4,413,933       3,168,709
Net cash (used in)
 provided by operating
 activities                  (6,614,216)   (3,441,310)      4,683,198
                              ---------     ---------       ---------
Cash flows from investing
  activities:
 Purchase of Radionics net
   of cash acquired                       (17,965,381)
 Capital expenditures        (3,968,349)   (3,376,867)      (1,358,009)
 Short term investments                     2,421,546       (2,437,842)
                              ---------     ---------        ---------
Net cash (used in)
 investing activities        (3,968,349)  (18,920,702)      (3,795,851)
                              ---------    ----------        ---------
Cash flows from
   financing activities:
 Notes payable                              1,183,750
 Proceeds from long
   term debt                 10,047,007    17,750,000
 Principal payments on
   long term debt and
   capital lease
   obligations                 (539,939)     (434,336)        (401,815)
 Issuance of common stock     2,238,805        94,295          140,375
 Stock options exercised        148,064       109,129           47,733
                             ----------    ----------         --------
Net cash provided by
   (used in) financing
   activities                11,893,937    18,702,838         (213,707)
                             ----------    ----------          -------
Effect of exchange rate
 changes                          2,881        (7,861)
Net increase (decrease)
   in cash and cash
   equivalents                1,314,253    (3,667,035)         673,640
Cash and cash equivalents
 at beginning of year           930,012     4,597,047        3,923,407

Cash and cash equivalents
 at end of year              $2,244,265      $930,012       $4,597,047
                              =========       =======        =========
Cash paid during the year for:
Interest                     $1,574,812      $226,929         $173,709
                              =========       =======          =======
Income taxes                 $1,095,754    $1,041,284       $1,141,276
                              =========     =========        =========

 See accompanying notes to consolidated financial statements.

                    DETECTION SYSTEMS, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 MARCH 31, 1997, 1996 AND 1995

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

PRINCIPLES OF CONSOLIDATION -

The consolidated financial statements of Detection Systems, Inc. (collectively, the Company) include all majority-owned U.S. and non-U.S. subsidiaries. Intercompany accounts, transactions and profits are eliminated. Certain amounts in the prior years' financial statements have been reclassified to conform with the current year's presentation.

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

INVESTMENTS -

The Company accounts for its investment securities in accordance with Statement of Financial Accounting Standards
(SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." All of the Company's reported investments are classified as available for sale. Accordingly, unrealized holding gains and losses, net of applicable taxes, are excluded from income and recognized as a separate component of shareholders' equity until realized.

INVENTORIES -

Inventories, which include materials, labor and overhead, are recorded at the lower of cost, determined by the first-in, first-out method, or market value.

FIXED ASSETS AND PROPERTY UNDER CAPITAL LEASE -

The building and related improvements are depreciated using the straight-line method over an estimated useful life ranging from twenty-six to forty years. Land improvements, machinery and equipment, production tooling and furniture are depreciated on the straight-line method over estimated useful lives ranging from three to ten years. Expenditures for maintenance and
repairs are charged to expense as incurred.   Major
improvements are capitalized.

GOODWILL AND OTHER INTANGIBLES-

Goodwill and other intangibles represents the excess of the cost of net tangible assets acquired in business combinations over their fair value. Goodwill and other intangibles are amortized using the straight-line method over periods ranging from three to twenty years. The Company evaluates goodwill and intangibles for impairment at least annually by comparing its best estimate of undiscounted future cash flows to the respective carrying amount. Accumulated amortization at March 31, 1997 and 1996 was approximately $494,000 and $69,000, respectively.

RETIREMENT PLANS -

The Company has two defined contribution pension plans which, in aggregate, cover substantially all domestic employees. The first plan requires the Company to match 100% of an employee's contribution up to one percent of the employee's base salary and 25% of an employee's contribution between two and four percent of the employee's base salary. The second plan permits employees to contribute up to 20% of their eligible earnings. Annual contributions by the Company, out of its net profits, are in amounts approved by the Company's Board of Directors.

The Company's contributions to these plans were approximately
$155,000, $117,000 and $113,000 in 1997, 1996 and 1995,
respectively.

During the first quarter of fiscal 1997 the Company established a defined benefit pension plan for certain key executives. The plan provides for an annual benefit of 12% of their ending annual compensation and medical expense coverage for life after retirement. The liability is being recognized over their remaining service periods.

REVENUE RECOGNITION -

Revenues are recognized when product is shipped.

RESEARCH AND DEVELOPMENT COSTS -

All product development costs are charged to operations during the period incurred.

FOREIGN CURRENCY TRANSLATION -

Assets and liabilities of non-U.S. subsidiaries are translated at current exchange rates, and related revenues and expenses are translated at average exchange rates in effect during the period. Resulting translation adjustments are recorded as a separate component of shareholders' equity.

STOCK BASED COMPENSATION -

The Company applies Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," which requires compensation cost to be recognized based on the difference, if any, between the quoted market price of the stock on the grant date and the amount an employee must pay to acquire the stock.

INCOME TAXES -

The Company accounts for certain income and expense items differently for financial reporting and income tax purposes in accordance with SFAS 109, "Accounting for Income Taxes." Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities applying enacted statutory rates in effect for the year in which the differences are expected to reverse.

STOCK SPLIT -

On November 7, 1996, a meeting of the Board of Directors was held authorizing a three-for-two stock split effective December 17, 1996 for shareholders of record at the close of business on November 27, 1996. All references in the consolidated financial statements referring to share prices, per share amounts and stock plans have been adjusted retroactively for the three-for-two stock split.

EARNINGS PER SHARE -

The computation of earnings (loss) per common and common equivalent share is based upon the weighted average number of common and common equivalent shares outstanding during the period. The weighted average common and common equivalent shares used in this calculation, as adjusted to reflect the three-for-two stock split were 4,933,541, 4,285,238 and 4,483,706 in 1997, 1996 and 1995, respectively.

The earnings per share computations do not consider common equivalent shares when the Company is in a loss position or when the effect of such inclusion is anti-dilutive. There was no material difference between primary and fully diluted earnings per share in 1997, 1996 and 1995, respectively.

CONCENTRATION OF CREDIT RISK -

Financial instruments which potentially expose the Company to concentration of credit risk consist principally of bank deposits, temporary investments and accounts receivable. The Company performs on-going credit evaluations of its customers' financial condition and the Company maintains an allowance for uncollectible accounts receivable based upon the expected collectibility of all accounts receivable.

FAIR VALUE OF FINANCIAL INSTRUMENTS -

The carrying amount of the Company's financial instruments, including cash and cash equivalents, short-term investments, accounts receivable and notes payable, approximates their fair value at March 31, 1997 and 1996 as the maturity of these instruments is short term. The carrying amount of the Company's long term debt obligations approximates their fair value as the interest rates on such obligations approximate the market rate at March 31, 1997 and 1996.

CASH FLOW STATEMENT -

The Company accepted notes receivable from employees for stock purchases in the amount of $22,758, $13,314 and $258,071 in 1997, 1996 and 1995, respectively.

NEW ACCOUNTING STANDARDS -

In February 1997, SFAS No. 128, "Earnings Per Share," was issued by the Financial Accounting Standards Board. SFAS No. 128 specified modifications to the calculation of earnings per share from that currently used by the Company. Under SFAS No. 128, "basic earnings per share" is calculated based upon the weighted average number of common shares actually outstanding, and "diluted earnings per share" is calculated based upon the weighted average number of common shares outstanding and other potential common shares (e.g. stock options and warrants) if they are dilutive. SFAS No. 128 is effective for periods ending after December 15, 1997 and will be adopted at that time. Had the Company determined earnings per share in accordance with SFAS No. 128, for the years ended March 31, 1997, 1996 and 1995, basic pro forma earnings (loss) per share would have been $.85, ($1.87) and $.37, respectively, and pro forma diluted earnings (loss) per share would have been $.75, ($1.87) and $.34, respectively.

NOTE 2 - ACQUISITION

In July 1996, the Company acquired certain assets and patent rights of Senses International, Inc., a manufacturer of long range wireless alarm transmission equipment. The Company paid approximately $600,000 for these assets.

In February 1996, the Company acquired all of the stock of Radionics, Inc. (Radionics) for a total cash purchase price, including expenses, of approximately $18 million. Funding for the acquisition was provided by borrowings from a commercial bank pursuant to a term loan facility (Note 6).

The acquisition was accounted for under the purchase method, and Radionics' results of operations have been consolidated with the Company's results of operations effective as of the acquisition date. The Company made a determination and allocation of the purchase price as of the acquisition date and finalized this allocation during fiscal 1997. The allocation of purchase price consisted of the following:

Accounts receivable                              $ 4,410,300
Inventories                                        4,545,300
Other current assets                               1,638,100
Accounts payable and other current liabilities    (6,032,000)
                                                   ---------
Net working capital acquired                       4,561,700
Fixed assets                                       1,803,600

Purchased in-process research and development      9,350,000
Goodwill and other intangibles                     3,351,400
Other non-current items, net                        (899,500)
                                                  ----------
  Total purchase price, including expenses       $18,167,200
                                                  ==========

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

The following table summarizes, on an unaudited, pro forma basis, the estimated combined results of operations of the Company as though the acquisition was made at the beginning of 1996 and 1995. For purposes of preparing the unaudited pro forma information, the results from Detection Systems' years ended March 31, 1996 and 1995 have been combined with the results of Radionics' years ended December 31, 1995 and 1994, respectively. The pro forma amounts do not necessarily reflect the results that actually would have been obtained had the transaction taken place at the beginning of periods indicated, nor are they intended to be a projection of future results:

                               1996           1995
                               ----           ----
                                    (Unaudited)

Net revenues            $81,285,000    $78,550,000
Costs and expenses       93,509,000     84,671,000
Loss before taxes       (12,224,000)    (6,121,000)
Net loss                 (7,706,000)    (3,780,000)
Net loss per share           ($1.80)         ($.88)

The charge for in process research and development of $9,350,000 is reflected in the fiscal year 1996 amounts above.

NOTE 3 - INVENTORIES:

Major classifications of inventory are as follows.

Year Ended March 31,           1997           1996          1995
                               ----           ----          ----
Component parts         $20,636,368    $ 6,924,870    $2,300,894
Work in process           2,697,459        705,473       475,927
Finished products         8,276,688      7,414,700     2,853,903
                         ----------     ----------     ---------
                         31,610,515     15,045,043     5,630,724
Less-Reserve for
 obsolescence            (1,615,300)      (979,200)     (375,000)
                         ----------     ----------      ---------
                        $29,995,215    $14,065,843    $5,255,724
                         ==========     ==========     =========

NOTE 4 - FIXED ASSETS:

Major classifications of fixed assets are as follows.

Year Ended March 31,             1997         1996       1995
                                 ----         ----       ----
Land and improvements     $   714,582  $   219,435   $211,735
Building and improvements   4,001,527    2,490,409  1,503,103
Machinery and equipment    14,080,783    9,802,633  7,099,144
Production tooling          3,865,900    3,134,229  3,140,152
Furniture                   1,268,455    1,120,620    701,142
                           ----------   ---------- ----------
                           23,931,247   16,767,326 12,655,276

Less - Accumulated
 depreciation             (12,873,991)  (9,681,969)(8,734,705)
                           ----------    ---------  ---------
                          $11,057,256   $7,085,357 $3,920,571
                           ==========    =========  =========

Total depreciation expense on fixed assets was approximately
$2,126,700, $1,711,100 and $1,197,700 in 1997, 1996 and 1995,
respectively.


NOTE 5 - CAPITAL LEASES:

During 1982, the Company entered into an agreement with a local government agency under which the agency's bond proceeds of $3,800,000 were used to purchase land and construct an operating facility for lease to the Company. These expenditures had been recorded as property under capital lease.

The lease, which required quarterly principal payments of $63,330 plus interest at two-thirds of a designated bank's prime lending rate, extended to October 1997. However, all outstanding principal on this obligation was repaid in June
1996, at which time title to the property passed to the Company.

The Company has various equipment under capital lease agreements which require payments of principal and interest of $156,117 in 1998; $38,934 in 1999 and $28,682 in 2000.


Property under capital lease consists of the following.

Year Ended March 31,           1997           1996             1995
                               ----           ----             ----
Land and improvements                   $  495,147       $  495,147
Building                                 2,938,072        2,938,072
Machinery and equipment  $1,316,044      1,327,591        1,327,591
                          ---------      ---------        ---------
                          1,316,044      4,760,810        4,760,810

Less - Accumulated
 depreciation            (1,125,129)    (2,269,335)      (2,035,297)
                          ---------      ---------        ---------
                         $  190,915     $2,491,475       $2,725,513
                          =========      =========        =========

Obligations under capital leases are summarized below.

Year Ended March 31,           1997           1996             1995
                               ----           ----             ----
Operating facility                        $443,510         $696,830
Production and office
 equipment                 $201,699        302,821          483,837
                            -------        -------        ---------
                            201,699        746,331        1,180,667

Less - Current portion     (147,574)      (559,860)        (434,934)
                            -------        -------        ---------
                           $ 54,125       $186,471         $745,733
                            =======        =======        =========

Total depreciation expense on property under capital leases was approximately $185,000, $263,000, and $294,800 in 1997, 1996 and 1995, respectively.

NOTE 6 - INDEBTEDNESS

During 1996, the Company had a line of credit secured by general business assets of the Company allowing borrowings of up to $6,500,000. At March 31, 1996, borrowings on the line of credit aggregated $1,183,750 at approximately 7.4%. The maximum amount of borrowings on the line of credit outstanding during 1996 was $1,183,750.

During 1997, the Company increased this line of credit to $11,500,000. At March 31, 1997, borrowings on the line of credit aggregated $11,230,757 at approximately 9.25%. This line requires interest only payments through May 1998, at which time all outstanding principal is due. Consequently, borrowings on this line of credit outstanding as of March 31, 1997 are classified as long term. The maximum amount of borrowings on the line of credit outstanding during 1997 was $11,230,757.

In connection with the acquisition of Radionics, the Company borrowed $17,750,000, of which $3,400,000 is secured by certain real estate and matures in April 2006. The remaining $14,350,000 is secured by general business assets and matures in April 2003. At March 31, 1997 and 1996, the interest rate on these borrowings was approximately 7.4%.

Interest on the outstanding debt accrues based upon either the federal funds rate, the prime rate or LIBOR, each adjusted by a factor which varies based upon the rates of funded debt to earnings before interest, tax, depreciation and amortization.

Pursuant to the terms of the debt agreements for the obligations listed above, the Company has certain levels and covenants to maintain with respect to such items as working capital, funded debt and fixed charges. Failure to comply with these guidelines constitutes default and obligations become currently due. The Company is in compliance with all covenants and requirements under the terms of the borrowing agreements.

Annual maturities of the Company's long term debt for the next five years are approximately: 1998 - $953,600; 1999 -
$14,091,700; 2000 - $2,860,900; 2001 - $2,860,900; and 2002 -
$2,860,900.

NOTE 7 - DEFERRED COMPENSATION PLANS:

The Company's deferred compensation plan allows certain employees to defer the receipt of salary or bonuses which they may be entitled to receive. The compensation is normally payable at retirement, and is fully vested when deferred. For salaries or bonuses deferred, the employee elects, at the time of deferral, to be paid in either stock or cash plus interest which has accrued from the date of deferral.

Unissued common share equivalents are limited to 145,800 shares under provisions of the plan. As of March 31, 1997, 1996 and 1995, unissued common share equivalents of 98,019, 97,537 and 89,636 respectively, existed under the plan.

The Company's stock bonus plan provides for bonuses payable in stock to certain officers and key personnel if specified sales growth, pretax profit growth and earning per share goals are attained. The plan also provides that recipients may defer receipt of stock bonuses until retirement. The bonus is fully vested when deferred. Unissued common share equivalents existing under the plan were 252,390 in 1997, 252,390 in 1996 and 227,610 in 1995.

NOTE 8 - SHAREHOLDERS' EQUITY:

The following table presents the changes in shareholders' equity balances during the three years ended March 31, 1997.

                           Common stock      Treasury stock  Capital in
                           ------------      --------------   excess of
                           Shares  Amount    Shares  Amount   par value
                           ------   ------   ------   ------ ---------
Balances,
March 31, 1994          2,771,489 $138,574   80,727 $322,778  $6,724,970
                        =========  =======   ======  =======   =========

Distribution
 of stock bonuses                            (6,550) (32,157)     16,643
Exercise of options and
 warrants                                   (69,184)(276,570)    (27,692)
Treasury stock purchases                      2,475   22,275
Common stock issued        21,000    1,050                       139,325
                        ---------  -------   ------  -------   ---------

Balances,
  March 31, 1995        2,792,489  139,624    7,468   36,326   6,853,246
                        =========  =======   ======  =======   =========

Distribution of stock
 bonuses                    2,400      120   (2,500) (11,953)     22,690
Exercise of options
 and warrants               2,972      149   (7,029) (20,313)      2,875
Treasury stock purchases                      4,268    8,303
Common stock issued        13,500      675                        93,620
                        ---------  -------   ------  -------   ---------
Balances,
  March 31, 1996        2,811,361  140,568    2,207   12,363   6,972,431
                        =========  =======   ======  =======   =========

Distribution of stock
 bonuses                   11,200      560                        84,140
Exercise of options
 and warrants              39,697    1,986   (7,679) (12,355)    172,127
Treasury stock purchases                      9,609               52,545
Three-for-two
  stock split           1,482,449   74,122    1,786              (74,122)
Common stock issued       134,286    6,714                     2,232,091
Other                                                             62,250
                        ---------  -------   ------  -------   ---------

Balances,
  March 31, 1997        4,478,993  223,950    5,923   52,553   9,448,917
                        =========  =======   ======  =======   =========

On December 17, 1996, the Company distributed a three-for-two stock split effected in the form of a stock dividend to shareholders of record on November 27, 1996. This distribution increased the number of shares outstanding by 1,482,449. The amount of $74,122 was transferred from capital in excess of par to common stock. All per share amounts in this report have been restated to reflect this stock split.

In October 1996, the Company authorized a private placement offering for the sale of 114,286 shares from its authorized but unissued shares of common stock at a pre-split price of $17.50 per share. The Company received approximately $2,000,000 in cash from this transaction.

In May 1995, the Company's Board of Directors authorized the repurchase of up to 100,000 shares of its outstanding common stock for issuance in connection with incentive stock option and stock bonus plans. As of March 31, 1997, the Company had not repurchased any of its outstanding common stock pursuant to this plan.

The Company has a fixed stock option plan whereby options for a total of 250,000 shares of the Company's common stock may be granted to key employees or non-employees of the Company by the Board of Directors. The exercise price of the options must equal or exceed the market value of the Company's common stock on the date of grant. Options are generally exercisable at a rate of 40% in the second year after grant, 60% in the third year after grant, 80% in the fourth year after grant and in full thereafter. Options expire up to ten years after the date of grant.

Pro forma net earnings and earnings per share information, as required by SFAS No. 123, "Accounting for Stock-Based Compensation," has been determined as if the Company had accounted for employee stock options under SFAS No. 123's fair value method. The fair value of these options was estimated at the grant date using a Black-Scholes option pricing model with the following weighted-average assumptions: a risk-free interest rate based on the anticipated length of time until exercise ranging from 5.06% to 7.66%; expected life of 4.0 to
5.0 years; and an expected volatility of 80%. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period (generally 4 years). The Company's pro forma information follows:

                                   1997         1996       1995
                                   ----         ----       ----
Net earnings (loss)
         As reported         $3,725,000  ($7,855,000) $1,514,000
         Pro forma           $3,439,000  ($8,072,000) $1,263,000

Net earnings (loss) per common
 and common equivalent share
         As reported               $.76       ($1.83)       $.35
         Pro forma                 $.70       ($1.88)       $.28

This disclosure is not likely to be representative of the effects on reported net earning for future years, because options vest over four years and additional awards generally are made each year.

A summary of the status of the Company's stock option plan as of March 31, 1997, 1996 and 1995, and changes during the years ending on those dates, is presented below:

                                           1997                   1996*
                                          -----                   -----
                                        Weight-               Weighted
                                        Average                 Average
                                       Exercise                Exercise
                             Shares       Price        Shares     Price
                             ------    --------        ------  --------
Outstanding at beginning
 of year                    362,493       $4.45       227,690     $4.57
Granted                      50,100       14.54       171,825      4.17
Exercised                   (48,198)       4.65       (15,002)     3.19
Forfeited                   (25,875)       3.97       (22,020)     4.75
                            -------        ----       -------      ----
Outstanding at end
 of year                    338,520        5.95       362,493      4.45
                            =======        ====       =======      ====

Options exercisable at
 year-end                   140,820        4.51        98,568      4.68
Weighted-average fair
 value of options granted
 during the year                          $8.18                   $1.75


                                          1995*
                                       --------
                                        Weight-
                                        Average
                                       Exercise
                             Shares       Price
                             ------    --------
Outstanding at beginning
     of year                144,710       $2.92
Granted                     184,500        4.64
Exercised                   (95,676)       2.31
Forfeited                    (5,844)       4.34
                            -------        ----
Outstanding at end
of year                     227,690        4.57
                            =======        ====
Options exercisable at
     year-end                33,921        3.91
Weighted-average fair
     value of options
     granted during
     the year                             $2.11

*Amounts have been adjusted to reflect the three-for-two stock split during fiscal 1997.

Options Outstanding                               Options Exercisable

                        Weighted
               Number    average      Weighted                   Weighted
Range of    Outstand-  Remaining       average         Number     average
Exercise       ing at   Contrac-      Exercise    Outstanding    Exercise
prices      March 31,  tual Life     price per       at March       price
Per Share        1997      Years         share       31, 1997   per share

$3  - $5      283,420        3.1        $ 4.43        139,270       $4.49
$5  - $7        5,000        2.2        $ 5.52          1,550       $6.06
$10 - $14      29,625        4.5        $11.24
$19 - $23      20,475        4.8        $19.32
$3 - $23      338,520        3.3         $5.95        140,820       $4.51

A summary of changes in outstanding warrants as of March 31, 1997, 1996 and 1995, and changes during the years ending on those dates is presented below:

                         1997                 1996*
                         -----                -----
                                 Weight-            Weighted
                                 Average              Average
                                Exercise             Exercise
                        Shares     Price     Shares     Price
                        ------  --------     ------  --------
Outstanding at
  beginning of year     23,100    $ 4.03      8,100     $4.40
Granted                  1,500     13.50     15,000      3.83
Exercised               (8,100)     4.40
                        ------     -----     ------      ----
Outstanding at
  end of year           16,500    $ 4.71     23,100     $4.03
                        ======     =====     ======      ====


                          1995*
                     ---------------
                                 Weight-
                                 Average
                                Exercise
                        Shares     Price
                        ------  --------
Outstanding at
  beginning of year     16,200     $4.40
Granted
Exercised               (8,100)    $4.40
                        ------      ----
Outstanding at end
 of year                 8,100     $4.40
                        ======      ====

* Amounts have been adjusted to reflect the three-for-two stock split during fiscal 1997.


NOTE 9 - INCOME TAXES:

The provision (benefit) for income taxes consists of the following.

Year Ended March 31,               1997           1996           1995
                                   ----           ----           ----
Federal
 Current                     $1,184,000       $594,400       $997,200
 Deferred                      (314,300)    (2,433,600)       (98,800)
State
 Current                        415,500        131,600        203,800
 Deferred                       (73,100)      (728,500)       (24,700)

Foreign
 Current                        103,300
 Deferred                       209,600       (373,900)
                              ---------      ---------      ---------
                             $1,525,000    ($2,810,000)    $1,077,500
                              =========      =========      =========

A reconciliation of the statutory federal income tax rate to the effective rate is as follows.

Year Ended March 31,               1997           1996           1995
                                   ----           ----           ----
Statutory federal rate            34.0%         (34.0%)          34.0%
State taxes, net of federal
     benefit                        4.5           (3.6)           7.9
Write-off of intangibles                           6.4
Foreign tax rate differences       (8.1)           2.1
Change in valuation allowances       .8            2.0
Research and development credits   (4.5)                         (3.0)
Recapture of subsidiary excess
   losses                                                         6.5
Foreign sales corporation benefit   (.6)           (.5)          (2.1)
Other                               2.9            1.2           (1.7)
                                  -----          -----          -----
Effective income tax rate          29.0%         (26.4%)         41.6%
                                  =====          =====          =====

Deferred tax assets (liabilities) are comprised of the following:

Year Ended March 31,              1997          1996             1995
                                  ----          ----             ----
Book accruals not currently
 deductible for tax             1,200,900      1,593,500       42,200
Deferred compensation             733,200        706,500      618,200
Inventory obsolescence reserve    467,500        141,600      164,100
Accrued payroll and
   related costs                  965,200        780,300      119,000
State investment tax credit
 carryforwards                    303,600        303,600      310,900
Subsidiary net operating loss
 carryforwards                    399,800        741,000       48,300
Tax basis of intangibles in
 excess of book                   796,400        688,300
Other                             161,100        345,000      134,000
                                ---------      ---------    ---------
Total deferred tax assets       7,027,700      7,299,800    1,436,700
                                ---------      ---------    ---------

Depreciation                     (962,700)    (1,016,200)    (951,300)
Prepaid assets                    (61,500)      (100,000)     (34,900)
Other                            (121,700)      (66,000)      (25,000)
                                ---------      ---------    ---------
Total deferred tax liabilities (1,145,900)    (1,182,200)  (1,011,200)
                                ---------      ---------    ---------
Deferred tax asset valuation
  reserve                        (703,400)      (579,500)    (359,200)
                                ---------      ---------    ---------
Net deferred tax asset         $5,178,400    $ 5,538,100   $   66,300
                                =========     ==========    =========

Realization of the tax loss and credit carryforwards, which expire at various times between 2002 and 2011, is contingent on future taxable earnings. Valuation allowances have been recorded for these and other asset items which may not be realized.

Deferred income taxes have not been provided on the undistributed earnings of foreign subsidiaries. The amount of such earnings included in consolidated retained earnings at March 31, 1997 was approximately $1.8 million. These earnings have been substantially reinvested and the Company does not plan to initiate any action that would precipitate the payment of income taxes thereon.


NOTE 10 - GEOGRAPHIC INFORMATION AND SIGNIFICANT CUSTOMERS

The Company currently operates in one industry segment. During 1995, the Company established a manufacturing and marketing subsidiary in Hong Kong and a marketing subsidiary in Australia. The Company also maintains a sales presence in Canada and Europe. Sales by the Company's domestic operations to customers outside the United States represent 7.0%, 12.3% and 11.3% of the Company's consolidated net sales for the years ended March 31, 1997, 1996 and 1995, respectively.

During 1997, sales to the Company's largest customer accounted for 11.9% and 10.4% of net sales, respectively. Accounts receivable from the Company's largest customer represents 14.3% of the accounts receivable balances at March 31, 1997. During 1996, sales to the Company's largest customers accounted for 14% and 10%, respectively, of net sales. During 1995, sales to the Company's largest customers accounted for 23% and 22%, respectively, of net sales.

Inter-area sales are presented on a basis intended to reflect the market value of the products as nearly as possible. Identifiable assets are those assets of the Company that are identified with the operations in each geographic area.

The following table presents sales and other financial information by geographic area:

Year Ended March 31,       1997          1996           1995
                           ----          ----           ----
Net sales
  United States       $85,379,837  $38,234,057   $34,336,336
  Foreign              15,871,543    3,623,752
Inter-area             33,956,925    1,394,684
----------             ----------   ----------
  Eliminations        (33,956,925)  (1,394,684)
-----------            ----------   ----------
                     $101,251,380  $41,857,809   $34,336,336
                      ===========   ==========    ==========

Income (loss) before
 income taxes
  United States        $3,631,097  ($8,917,291)   $2,591,989
  Foreign               2,191,278   (1,432,217)
  Eliminations           (572,091)    (315,735)
                      -----------   ----------    ----------
                     $  5,250,284 ($10,665,243)  $ 2,591,989
                      ===========   ==========    ==========

Identifiable assets
  United States       $48,142,435  $40,830,577   $24,745,293
  Foreign              20,133,416    5,067,001
                      -----------   ----------    ----------

                     $ 68,275,851  $45,897,578   $24,745,293
                      ===========   ==========    ==========


NOTE 11 - COMMITMENTS

The Company leases certain facilities pursuant to operating lease agreements. Operating lease expense for offices and other equipment was approximately $1,208,000 in 1997, $470,000 in 1996 and $16,000 in 1995. Future minimum rental payments under noncancelable operating lease agreements are as follows:
1998 - $1,498,000; 1999 - $1,335,000 and 2000 - $379,000.


NOTE 12 - SUBSEQUENT EVENTS

On May 8, 1997, the Company announced its purchase of Digital Audio Limited, (DA Systems), from Numerex Corporation in exchange for 226,168 shares of the Company's common stock valued at $3.9 million. The shares are callable, at the Company's option, at $17 per share plus interest at 8.25% until June 30, 1998, and may be put by Numerex to the Company at that price after that date.