Form 10-K405, Exhibit 13
period 2000-03-31
DETECTION SYSTEMS INC
filed 2000-06-29
CIK 28365

                                  Exhibit 13
                           DETECTION SYSTEMS, INC.
                          SCHEDULE V - VALUATION AND
                             QUALIFYING ACCOUNTS
                          (In thousands of dollars)

                          Year ended March 31, 2000
                          -------------------------

                                        Additions
                        Balance at     charged to     Deduction        Balance
                         beginning      costs and      Write-off        at end
Description                of year       expenses      of assets       of year
-----------              ---------      ---------      ---------       -------
Allowance for               $1,006           $350           $336        $1,020
doubtful accounts

Allowance for                2,975            865            940         2,900
obsolete inventory
                             -----          -----          -----         -----
                            $3,981         $1,215         $1,276        $3,920
                             =====          =====          =====         =====

                          Year ended March 31, 1999
                          -------------------------

                                        Additions
                        Balance at     charged to     Deduction:       Balance
                         beginning      costs and      Write-off        at end
Description                of year       expenses      of assets       of year
-----------              ---------      ---------      ---------       -------
Allowance for               $1,033           $376           $403        $1,006
doubtful accounts

Allowance for                2,292          1,440            757         2,975
obsolete inventory
                             -----          -----          -----         -----
                            $3,325         $1,816         $1,160        $3,981
                             =====          =====          =====         =====


                                 Exhibit 13
                      Report of Independent Accountants



To the Board of Directors and
Shareholders of Detection Systems, Inc.

In our opinion, the consolidated financial statements listed in the index appearing under Item 14(a) (1) and (2) on page 24 present fairly, in all material respects, the financial position of Detection Systems, Inc. and its subsidiaries at March 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2000, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




/s/ PRICEWATERHOUSECOOPERS LLP

Rochester, New York
June 1, 2000

                                Exhibit 13
                           DETECTION SYSTEMS, INC.
                          CONSOLIDATED BALANCE SHEET
                    (in thousands, except per share data)


  At March 31, .......................................       2000        1999
                                                         --------    --------
  Assets
  Current assets:
  Cash and cash equivalents ..........................   $  7,799    $  4,414
  Accounts receivable, less allowance for doubtful
    accounts ($1,020 and $1,006, respectively) .......     22,505      20,916
  Inventories, net ...................................     32,594      37,762
  Other current assets ...............................      5,822       3,249
                                                         --------    --------
                                                           68,720      66,341
                                                         --------    --------
  Fixed assets, net ..................................     12,565      12,420
  Goodwill, net ......................................      9,169       9,381
  Other assets .......................................      5,164       4,670
                                                         --------    --------
                                                         $ 95,618    $ 92,812
                                                         ========    ========

  Liabilities and Shareholders' Equity
  Current liabilities:
  Short term borrowings ..............................   $    336    $  1,416
  Current portion of long term debt ..................        657         647
  Accounts payable ...................................      9,515       7,076
  Accrued payroll and benefits .......................      1,933       1,863
  Income taxes payable ...............................      1,703       2,108
  Other current liabilities ..........................      3,447       4,134
                                                         --------    --------
                                                           17,591      17,244
                                                         --------    --------
  Other liabilities ..................................      2,968       2,645
  Long term debt .....................................     16,595      17,179

  Shareholders' equity:
  Common stock, par value $.05 per share
    Authorized - 24,000,000 shares
    Issued - 6,579,341 shares and 6,562,499
    shares, respectively .............................        329         328
  Capital in excess of par value .....................     43,601      45,073
  Other accumulated comprehensive loss ...............       (695)       (310)
  Retained earnings ..................................     17,915      14,447
                                                         --------    --------
                                                           61,150      59,538
  Less-Treasury stock, at cost - 177,400 shares
    and 227,404 shares, respectively .................     (2,561)     (3,780)
  Notes receivable for stock purchases ...............       (125)        (14)
                                                         --------    --------
                                                           58,464      55,744
                                                         --------    --------
                                                         $ 95,618    $ 92,812
                                                         ========    ========

            See accompanying Notes to Consolidated Financial Statements.



                                  Exhibit 13
                           DETECTION SYSTEMS, INC.
          CONSOLIDATED STATEMENT OF OPERATIONS AND RETAINED EARNINGS
                    (in thousands, except per share data)


  Year ended March 31, ....................       2000        1999        1998
                                             ---------   ---------   ---------

  Net sales ...............................  $ 141,918   $ 138,045   $ 126,343

  Costs and expenses
   Production .............................     85,537      85,163      82,893
   Research and development ...............     10,503       8,507       8,579
   Marketing, administrative and general ..     37,315      35,727      30,039
   Litigation .............................      1,381
                                             ---------   ---------   ---------
                                               134,736     129,397     121,511
                                             ---------   ---------   ---------
  Operating income ........................      7,182       8,648       4,832

  Other income (expense)
    Net interest expense ..................     (1,090)     (1,504)     (2,035)
    Other income (expense) ................       (507)        163        (460)
                                             ---------   ---------   ---------
  Income before income taxes ..............      5,585       7,307       2,337

  Provision for income taxes ..............      2,117       2,836         955
                                             ---------   ---------   ---------
  Net income ..............................      3,468       4,471       1,382

  Other comprehensive loss
    Foreign currency translation adjustment       (385)       (266)        (39)
                                             ---------   ---------   ---------
  Total comprehensive income ..............      3,083       4,205       1,343

  Retained earnings at beginning of year ..     14,447       9,976       8,594
  Less: other comprehensive loss ..........        385         266          39
                                             ---------   ---------   ---------
  Retained earnings at end of year ........  $  17,915   $  14,447   $   9,976
                                             =========   =========   =========
  Earnings per share:
    Basic .................................  $    0.55   $    0.71   $    0.25
                                             =========   =========   =========

    Diluted ...............................  $    0.51   $    0.65   $    0.24
                                             =========   =========   =========

         See accompanying Notes to Consolidated Financial Statements.


                                  Exhibit 13
                           DETECTION SYSTEMS, INC.
                     CONSOLIDATED STATEMENT OF CASH FLOWS
                    (in thousands, except per share data)

  Year Ended March 31, .........................     2000      1999       1998
                                                  -------   -------   --------
  Cash flows from operating activities
   Net income ..................................  $ 3,468   $ 4,471   $  1,382

   Adjustments to reconcile net income to
    net cash provided by operating activities:
    Depreciation and amortization ..............    3,846     3,223      3,226
    Deferred compensation ......................     --        --          457
    Deferred income taxes ......................     (354)      627        501
    Stock based compensation ...................     --        --           87
   Changes in operating assets and liabilities:
    Accounts receivable ........................   (1,503)    2,704     (1,795)
    Inventories ................................    5,274     1,022     (1,574)
    Accounts payable ...........................    2,238    (5,642)    (4,711)
    Accrued payroll and benefits ...............       58       227     (1,449)
    Other assets and liabilities ...............   (3,240)      565     (2,177)
                                                  -------   -------   --------
    Total adjustments ..........................    6,319     2,726     (7,435)
  Net cash provided by (used in) operating
    activities .................................    9,787     7,197     (6,053)
                                                  -------   -------   --------
  Cash flows from investing activities
   Purchase of businesses net of cash acquired .     (621)     (505)    (9,618)
   Capital expenditures ........................   (3,381)   (3,354)    (2,832)
                                                  -------   -------   --------
  Net cash used in investing activities ........   (4,002)   (3,859)   (12,450)
                                                  -------   -------   --------
  Cash flows from financing activities
   Short term borrowings .......................   (1,079)     (194)     2,741
   Proceeds from long term debt ................     --       2,392       --
   Principal payments on long term debt and
    capital lease obligations ..................     (574)   (4,034)   (12,398)
   Issuance of common stock ....................     --        --       28,702
   Repurchase of common stock ..................     (806)     --       (3,767)
   Stock options exercised .....................      444        18      4,180
                                                  -------   -------   --------
  Net cash (used in) provided by financing
    activities .................................   (2,015)   (1,818)    19,458
                                                  -------   -------   --------
  Effect of exchange rate changes on cash
    balances ...................................     (385)     (266)       (39)
  Net increase in cash and cash equivalents ....    3,385     1,254        916
  Cash and cash equivalents at beginning of year    4,414     3,160      2,244
                                                  -------   -------   --------
  Cash and cash equivalents at end of year .....  $ 7,799   $ 4,414   $  3,160
                                                  =======   =======   ========
  Cash paid during the year for:
  Interest .....................................  $ 1,613   $ 1,745   $  2,438
                                                  =======   =======   ========
  Income taxes .................................  $ 3,926   $ 2,426   $  1,502
                                                  =======   =======   ========

         See accompanying Notes to Consolidated Financial Statements.

                                 Exhibit 13
                           DETECTION SYSTEMS, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MARCH 31, 2000, 1999 AND 1998
                    (in thousands, except per share data)


NOTE 1-DESCRIPTION OF OPERATIONS AND ACCOUNTING POLICIES:

DESCRIPTION OF OPERATIONS -

Detection Systems, Inc. ("the Company") designs, manufactures and markets electronic detection, control and communication equipment for the security, fire protection, access control and CCTV industries.

PRINCIPLES OF CONSOLIDATION -

The consolidated financial statements of the Company include all majority-owned U.S. and non-U.S. subsidiaries. Intercompany accounts, transactions and profits are eliminated. Certain amounts in the prior years' financial statements have been reclassified to conform with the current year's presentation.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at year-end as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS -

Cash equivalents include time deposits and highly liquid investments with original maturities of three months or less as of the date of purchase.

INVENTORIES -

Inventories, which include materials, labor and overhead, are recorded at the lower of cost, determined by the first-in, first-out method, or market value. The Company provides inventory reserves for excess, obsolete or slow-moving inventory based on changes in customer demand, technology developments, or other economic factors.

FIXED ASSETS AND EQUIPMENT UNDER CAPITAL LEASE -

Buildings and related improvements are depreciated using the straight-line method over an estimated useful life ranging from 26 to 40 years. Land improvements, machinery and equipment, production tooling and furniture are depreciated on the straight-line method over estimated useful lives ranging from three to ten years. Expenditures for maintenance and repairs are charged to expense as incurred. Major improvements are capitalized.

GOODWILL -

Goodwill represents the excess of the cost of net tangible assets acquired in business combinations over their fair value. Goodwill is amortized using the straight-line method over periods ranging from three to twenty years. The Company evaluates goodwill and all long-lived assets for impairment when events or changes in circumstances indicate their carrying amounts may not be recoverable, in accordance with Statement of Financial Accounting Standards
(SFAS) No. 121. This is accomplished by comparing the estimated undiscounted future cash flows with the respective carrying amount as of the date of assessment. Should aggregate future cash flows be less than the carrying value, a write-down would be required, measured as the difference between the carrying value and the discounted future cash flows. Accumulated amortization of goodwill at March 31, 2000 and 1999 was approximately $2,734,000 and $2,045,000, respectively.

RETIREMENT PLANS -

The Company has two defined contribution pension plans which, in aggregate, cover substantially all domestic employees. The first plan requires the Company to match 100% of an employee's contribution up to one percent of the employee's base salary and 25% of an employee's contribution between two and four percent of the employee's base salary. The second plan permits employees to contribute up to 20% of their eligible earnings. Annual contributions by the Company out of its net profits are in amounts approved by the Company's Board of Directors. The Company's contributions to these plans were approximately $229,000, $231,000 and $239,000 in 2000, 1999 and
1998, respectively.

The Company has a defined benefit pension plan for certain key executives. This plan provides for an annual benefit of 30% of their ending base annual compensation and medical expense coverage for life after retirement. The liability is being recognized over their remaining service periods.

REVENUE RECOGNITION -

Revenues are recognized when product is shipped. Revenue is reduced for estimated customer returns and allowances. A provision for estimated product warranty cost is also recorded for product shipments.

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

STOCK BASED COMPENSATION -

The Company applies Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," which requires compensation cost to be recognized based on the difference, if any, between the quoted market price of the stock on the grant date and the amount an employee must pay to acquire the stock.

INCOME TAXES -

The Company accounts for certain income and expense items differently for financial reporting and income tax purposes in accordance SFAS No. 109, "Accounting for Income Taxes." Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities applying enacted statutory rates in effect for the year in which the differences are expected to reverse.

EARNINGS PER SHARE -

The Company calculates earnings per share in accordance with SFAS No. 128, "Earnings Per Share." There are no reconciling items between net income as presented in the consolidated statement of operations and net income available to common stockholders used in the calculation of earnings per share. Reconciling items between the number of shares used in the calculation of basic and diluted earnings per share relate to deferred compensation plans, options and warrants, as follows:

Year ended March 31,                                 2000      1999       1998
                                                     ----      ----       ----
Weighted average number of shares outstanding       6,344     6,319      5,433
Shares associated with deferred compensation,
  option and warrant plans                            480       508        290

CONCENTRATION OF CREDIT RISK -

Financial instruments which potentially expose the Company to concentration of credit risk consist principally of bank deposits, temporary investments and accounts receivable. The Company performs ongoing credit evaluations of its customers' financial condition and the Company maintains an allowance for uncollectible accounts receivable based upon the expected collectibility of all accounts receivable.

FAIR VALUE OF FINANCIAL INSTRUMENTS -

The carrying amount of the Company's financial instruments, including cash and cash equivalents, short-term investments, accounts receivable and short-term borrowings, approximates their fair value at March 31, 2000 and 1999 as the maturity of these instruments is short term. The carrying amount of the Company's long-term debt obligations approximates their fair value as the interest rates on such obligations approximate the market rate at March 31, 2000 and 1999.

NOTE 2-ACQUISITIONS

In 1995, the Company adopted a strategy which focused on expanding its product offerings, establishing an international sales presence, increasing its manufacturing capacity and improving its overall cost structure. The Company has since made ten acquisitions and established a manufacturing facility in Asia. These initiatives have enabled the Company to significantly expand its product catalog and market scope.

All of the acquisitions have been accounted for as purchases and, accordingly, the results are included in the consolidated financial statements as of the date of acquisition. The financial statements reflect the final allocation of purchase price for each business.

Fiscal 2000 Acquisitions
During the second quarter ended September 30, 1999, the Company acquired all of the outstanding shares of Caetec S.r.l. ("Caetec") for approximately $700,000 in cash. Caetec is an Italian technology company with a line of fire control products.

Fiscal 1999 Acquisitions
In June 1998, the Company acquired all of the outstanding stock of Efsec AB ("Efsec")for approximately $1,250,000 comprised of cash and 28,161 shares of its common stock. Efsec is a Swedish distributor of electronic security equipment and had annual net sales of approximately $3,000,000 prior to its acquisition.

In June 1998, the Company acquired all of the outstanding stock of Alarm Center Kft ("Alarm Center") for $135,000 in cash. Alarm Center is a Hungarian distributor of electronic security equipment and had annual net sales of approximately $500,000 prior to its acquisition.

Fiscal 1998 Acquisitions
In May 1997, the Company acquired all of the outstanding stock of Digital Audio Ltd. ("DA Systems") for approximately $4,000,000 in cash. DA Systems is a British manufacturer of security control equipment and had annual net sales of approximately $10,800,000 prior to its acquisition.

In June 1997, the Company acquired 99.5% of the outstanding stock of Seriee S.A. ("Seriee") of France, in exchange for 34,141 shares of its common stock, valued at approximately $600,000. Seriee is a manufacturer of electronic control and communication equipment and had annual net sales of approximately $6,300,000 prior to its acquisition.

In June 1997, the Company acquired 98.7% of the outstanding stock of Radio-Active Systems N.V.("RAS") of Belgium for approximately $3,600,000 in cash. RAS has one of the largest security equipment distribution networks in Belgium and had annual net sales of approximately $9,900,000 prior to its acquisition.

In November 1997, the Company acquired all of the outstanding stock of Security Supplies NZ Ltd. ("Security Supplies") of New Zealand for approximately $50,000 in cash. Security Supplies provided the Company with immediate access to an established market base in New Zealand. Security Supplies had annual sales of approximately $800,000 prior to its acquisition.

In January 1998, the Company acquired all of the outstanding stock of Electronics Design & Manufacturing Pty Limited ("EDM") of Australia in exchange for 186,667 shares of its common stock and $2,800,000 in cash. EDM is a major Australian manufacturer of security control equipment and had annual net sales of approximately $4,600,000 prior to its acquisition.


NOTE 3-INVENTORIES:

Major classifications of inventory are as follows.

  Year Ended March 31, ........      2000       1999
                                 --------   --------
  Component parts .............  $ 12,875   $ 16,007
  Work in process .............     2,015      2,658
  Finished products ...........    20,604     22,072
                                 --------   --------
                                   35,494     40,737

  Less-Reserve for obsolescence    (2,900)    (2,975)
                                 --------   --------
                                 $ 32,594   $ 37,762
                                 ========   ========


NOTE 4-FIXED ASSETS:

Major classifications of fixed assets are as follows.

  Year Ended March 31, ........      2000       1999
                                 --------   --------
  Land and improvements .......  $    767   $    716
  Building and improvements ...     6,775      6,748
  Machinery and equipment .....    19,364     16,719
  Production tooling ..........     5,160      5,402
  Furniture ...................     3,082      2,737
                                 --------   --------
                                   35,148     32,322

  Less-Accumulated depreciation   (22,583)   (19,902)
                                 --------   --------
                                 $ 12,565   $ 12,420
                                 ========   ========

Total depreciation expense on fixed assets was approximately $3,376,000, $3,133,000 and $3,393,000 in 2000, 1999, and 1998, respectively.

NOTE 5-INDEBTEDNESS

  A summary of the Company's borrowings is as follows:

    Year Ended March 31, ......      2000       1999
                                 --------   --------
    Revolving lines of credit .  $    336   $  1,416
    Term loan-due 2005 ........    14,133     14,350
    Mortgage loan-due 2006 ....     2,812      3,064
    Other long term debt ......       168        248
    Capital lease obligations .       139        164
                                 --------   --------
                                   17,588     19,242

    Less-current portion ......      (993)    (2,063)
                                 --------   --------
                                 $ 16,595   $ 17,179
                                 ========   ========

The Company has a line of credit, payable upon demand, secured by the general business assets of the Company. This line allows borrowings of up to $17,000,000 bearing interest at a rate of approximately 9.0% at March 31, 2000. There were no borrowings against this line during 2000. This facility matures July 31,2000. One of the Company's European subsidiaries has a short term borrowing facility, which is payable on demand, for borrowings up to $350,000. The interest rate on this facility ranged from 5.46% to 6.26% during 2000. The maximum amount of borrowings during 2000 was approximately $260,000.

At March 31, 2000, the Company has a term loan, secured by general business assets, of $14,133,000 and a mortgage loan, secured by certain real estate, of $2,812,000. The term loan requires principal and interest payments through 2005. The mortgage loan requires principal and interest payments through 2006. Interest on the outstanding debt accrues based upon either the federal funds rate, the prime rate or LIBOR, each adjusted by a factor which varies based upon the rates of funded debt to earnings before interest, tax, depreciation and amortization. At March 31, 2000 and 1999, the interest rate on these borrowings was approximately 6.8% and 6.6%, respectively.

During May 2000, the Company and its primary lender agreed to consolidate the term loan and line of credit into a three year, $35,000,000 revolving line of credit. This facility will require interest only payments through June
2003. Principal and interest payments will be required from June 2003 through May 2007.

The Company has certain ratios and covenants to maintain with respect to items such as working capital, funded debt and fixed charges. Failure to comply with these guidelines constitutes a default and permits the lenders to cause the obligations to become currently due. On March 31, 2000, the Company was in compliance with all covenants and requirements under the terms of its borrowing agreements.

Annual maturities of the Company's long term debt and capital leases for the next five years are approximately: 2001-$748,000; 2002-$313,000;
2003-$296,000; 2004-$3,278,000; and, 2005-$3,529,000.

NOTE 6-DEFERRED COMPENSATION PLANS:

The Company's deferred compensation plan allows certain employees to defer the receipt of salary or bonuses which they may be entitled to receive. The compensation is normally payable at retirement and is fully vested when deferred. For salaries or bonuses deferred, the employee elects, at the time of deferral, to be paid in either stock or cash plus interest which has accrued from the date of deferral. Unissued common share equivalents are limited to 146,000 shares under provisions of the plan. As of March 31, 2000 and 1999, unissued common share equivalents of 98,000 existed under the plan.

The Company's stock bonus plan provided for bonuses payable in stock to certain officers and key personnel if specified criteria was attained. The plan also provided that recipients may defer receipt of stock bonuses until retirement or resignation. The bonus fully vests when deferred. Unissued common share equivalents existing under the plan were 279,000 in 2000 and 1999. The stock bonus plan was terminated during fiscal 1998. Stock bonuses deferred prior to termination will be distributed in accordance with the terms of the plan.


NOTE 7-SHAREHOLDERS' EQUITY:

The following table presents the changes in shareholders' equity balances during the three years ended March 31, 2000.

                                    Common Stock      Treasury Stock    Capital
                                  ----------------   ----------------    in
                                                                         excess
                                   Shares   Amount    Shares  Amount     of par
                                   ------   ------    ------  ------    -------
Balance at March 31, 1997           4,479     $224         6     $53     $9,449

Distribution of stock bonuses           5        -         -       -         86
Options and warrants exercised         30        2        (3)    (33)       101
Treasury stock purchases                -        -       226   3,765      3,755
Common stock issued                 2,004      100         -       -     31,387
Other                                   -        -         -       -         27
                                    -----      ---       ---    ----     ------
Balance at March 31, 1998           6,518      326       229   3,785     44,805

Options and warrants exercised         16        1        (2)     (5)        72
Common stock issued                    28        1         -       -        256
Other                                   -        -         -       -        (60)
                                    -----      ---       ---    ----     ------
Balance at March 31, 1999           6,562      328       227   3,780     45,073
                                    =====      ===       ===   =====     ======
Options and warrants exercised         17        1      (137) (2,025)    (1,472)
Treasury stock purchases                -        -        87     806          -
                                    -----      ---       ---    ----     ------
Balance at March 31, 2000           6,579     $329       177  $2,561    $43,601
                                    =====      ===       ===   =====     ======

In September 1997, the Company sold 1,557,000 shares of common stock at $20 per share in a public offering. Expenses associated with this offering of approximately $2,700,000 were netted against proceeds.

The Company has two fixed stock option plans whereby options for a total of 875,000 shares of the Company's common stock may be granted to key employees or non-employees of the Company by the Board of Directors and a fixed stock option plan whereby options for a total of 50,000 shares of the Company's common stock may be granted to non-employee Directors of the Company. The exercise price of the options must equal or exceed the market value of the Company's common stock on the date of grant. Options are generally exercisable at a rate of 40% in the first year after grant, 60% in the second year after grant, 80% in the third year after grant and in full thereafter. Options expire up to ten years after the date of grant.

Pro forma net earnings and earnings per share information, as required by SFAS No. 123, "Accounting for Stock-Based Compensation," has been determined as if the Company had accounted for employee stock options under SFAS No. 123's fair value method. The fair value of these options was estimated at the grant date using a Black-Scholes option pricing model with the following weighted-average assumptions: a risk-free interest rate based on the anticipated length of time until exercise ranging from 4.75% to 5.75%; expected life of 4 to 5 years; and an expected volatility of 62%. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period (generally 4 years).

The Company's pro forma information follows:


Year ended March 31,                           2000        1999        1998
                                               ----        ----        ----
Net earnings
   As reported                               $3,468      $4,471      $1,382
   Pro forma                                 $2,635      $3,683      $  594

Net earnings per diluted share
   As reported                                $0.51       $0.65       $0.24
   Pro forma                                  $0.39       $0.54       $0.11

This disclosure is not likely to be representative of the effects on reported net earning for future years, because options vest over four years and additional awards generally are made each year.

A summary of the status of the Company's stock option plan and outstanding warrants as of March 31, 2000, 1999 and 1998, and changes during the years ending on those dates, is presented below:

                             2000               1999               1998
                       ----------------- ------------------ -------------------
                                 Weighted          Weighted           Weighted
                                  Average           Average            Average
                                 Exercise          Exercise           Exercise
                       Shares       Price   Shares    Price  Shares      Price
                       ------     -------   -----   -------  ------    -------
Outstanding at
 beginning of year        536      $8.69    404       $8.08    356      $ 5.89
Granted                    99       9.47    164        9.75    110       14.41
Exercised                (175)      4.62    (18)       4.46    (34)       4.31
Forfeited                  (6)      8.99    (14)       8.41    (28)       9.68
                          ---       ----    ---        ----    ---       -----
Outstanding at
 end of year              454     $10.34    536       $8.69    404       $8.08
                          ===       ====    ===        ====    ===       =====
Options exercisable
  at year-end             216     $10.24    278       $6.84    191       $5.44
                          ===       ====    ===        ====    ===        ====
Weighted-average
 fair value of
 options granted
 during the year                   $5.21              $5.98              $9.08
                                    ====               ====              =====



                      Options & Warrants Outstanding      Options Exercisable
                     -------------------------------     --------------------

                                  Weighted   Weighted                Weighted
                        Number     Average    Average       Number    Average
       Range of    Outstanding   Remaining   Exercise  Outstanding   Exercise
Exercise Prices   at March 31, Contractual  Price Per     at March  Price Per
      Per Share           2000  Life Years      Share     31, 2000      Share
     ----------    ----------- -----------  ---------  -----------  ---------
   $0.01- $4.99             57         1.0     $ 3.97           57     $ 3.96
   $5.00- $9.99            171         3.9       9.45           38       9.43
  $10.00-$14.99            191         2.9      11.59           96      11.94
  $15.00-$19.99             30         2.0      19.08           22      19.11
  $20.00-$24.99              5         2.5      22.50            3      22.50
   $0.01-$24.99            454         3.0     $10.34          216     $10.24



NOTE 8-INCOME TAXES:

The provision (benefit) for income taxes consists of the following.

  Year Ended March 31, ...................    2000     1999    1998
                                            ------  -------   -----
  Federal
   Current ...............................  $  532  $   876   $ (39)
   Deferred ..............................     368      618     494

  State
   Current ...............................      76      448     (13)
   Deferred ..............................     141      (78)    118

  Foreign
   Current ...............................     936      885     506
   Deferred ..............................      64       87    (111)
                                            ------  -------   -----
                                            $2,117  $ 2,836   $ 955
                                            ======  =======   =====


A reconciliation of the statutory federal income tax rate to the effective rate is as follows.

  Year Ended March 31, ...................      2000      1999      1998
                                              ------    ------    ------

  Statutory federal rate .................      34.0%     34.0%     34.0%
  State taxes, net of federal benefit ....       2.6       3.3       3.0
  Foreign tax rate differences ...........      (7.0)     (3.6)     (3.9)
  Change in valuation allowances .........        --        --        --
  Research and development credits .......        --        --        --
  Goodwill amortization ..................       3.7       2.7       3.0
  Other permanent items ..................       4.6       2.4       4.8
                                              ------    ------    ------
  Effective income tax rate ..............      37.9%     38.8%     40.9%
                                                ====      ====      ====


Deferred tax assets (liabilities) are comprised of the following:


  Year Ended March 31, .....................     2000      1999
                                              -------   -------
  Book accruals not currently
   deductible for tax ......................  $   635   $   434
  Deferred compensation ....................      676       799
  Inventory ................................      599       534
  Accrued payroll and related costs ........      379       436
  Tax basis of intangibles in excess of book    2,367     2,781
  Tax credit carryforwards .................      549       607
  Other ....................................      241       215
                                              -------   -------
  Total deferred tax assets ................    5,446     5,806
                                              -------   -------
  Depreciation .............................   (1,369)   (1,301)
  Other ....................................     (169)      (48)
                                              -------   -------
  Total deferred tax liabilities ...........   (1,538)   (1,349)
                                              -------   -------
  Deferred tax asset valuation reserve .....     (431)     (407)
                                              -------   -------
  Net deferred tax asset ...................  $ 3,477   $ 4,050
                                              =======   =======

Valuation allowances have been recorded for net operating loss and credit carryforwards which expire at various times between 2002 and 2011.

Deferred income taxes have not been provided on the undistributed earnings of foreign subsidiaries. The amount of such earnings included in consolidated retained earnings at March 31, 2000 was approximately $6,739,000. These earnings have been substantially reinvested and the Company does not plan to initiate any action that would precipitate the payment of income taxes thereon.

NOTE 9-GEOGRAPHIC INFORMATION AND SIGNIFICANT CUSTOMERS

The Company's operating structure includes operating segments in the Americas, Asia Pacific and Europe. Management evaluates the performance of its operating segments separately to monitor the different factors affecting financial performance in the different regions. Segment profit or loss includes substantially all of the segment's costs of production, distribution and administration. The Company manages income taxes on a global basis, thus, the Company evaluates segment performance based on profit or loss before income taxes.

Net sales by the Company to unaffiliated customers outside the United States represents 41.6%, 38.4% and 32.4% of consolidated net sales for the years ended March 31, 2000, 1999 and 1998. Net sales by the Company's domestic operations to unaffiliated customers outside the United States represent 0.8%, 2.3% and 4.3% of the Company's consolidated net sales for the years ended March 31, 2000, 1999 and 1998, respectively.

The following table presents net sales, income (loss) before income taxes, identifiable assets, capital expenditures and depreciation expense of the Company's domestic and foreign operations. Net sales and income (loss) before income taxes of the Company's domestic operations include the impact of export sales. Inter-area sales are presented on a basis intended to reflect the market value of the products as nearly as possible. Identifiable assets are those assets of the Company that are identified with the operations in the respective geographic area.



  Year Ended March 31, .................       2000        1999        1998
                                          ---------   ---------   ---------

  Sales to unaffiliated customers
  America operations ...................  $  84,058   $  88,232   $  90,938
  Asia Pacific operations ..............     24,787      20,023      12,501
  European operations ..................     33,073      29,790      22,904
                                          ---------   ---------   ---------
                                          $ 141,918   $ 138,045   $ 126,343
                                          =========   =========   =========
  Sales between affiliates
  America operations ...................  $   9,235   $   7,997   $   7,362
  Asia Pacific operations ..............     36,429      40,966      32,018
  European operations ..................        476         248          85
                                          ---------   ---------   ---------
                                          $  46,140   $  49,211   $  39,465
                                          =========   =========   =========
  Income (loss) before income taxes
  America operations ...................  $   2,482   $   4,988   $   1,799
  Asia Pacific operations ..............      5,311       4,617       1,614
  European Operations ..................     (2,612)     (1,485)       (774)
  Eliminations .........................        404        (813)       (302)
                                          ---------   ---------   ---------
                                          $   5,585   $   7,307   $   2,337
                                          =========   =========   =========
  Identifiable assets
  America operations ...................  $  45,919   $  45,514   $  46,802
  Asia Pacific operations ..............     28,005      27,369      30,193
  European operations ..................     21,694      19,929      17,049
                                          ---------   ---------   ---------
                                          $  95,618   $  92,812   $  94,044
                                          =========   =========   =========
  Capital expenditures
  America operations ...................  $   1,779   $   1,081   $   1,336
  Asia Pacific operations ..............        803       1,636       1,061
  European operations ..................        799         637         435
                                          ---------   ---------   ---------
                                          $   3,381   $   3,354   $   2,832
                                          =========   =========   =========
  Depreciation expense
  America operations ...................  $   1,839   $   1,721   $   2,186
  Asia Pacific operations ..............      1,035       1,035         700
  European operations ..................        502         377         507
                                          ---------   ---------   ---------
                                          $   3,376   $   3,133   $   3,393
                                          =========   =========   =========

During 2000, sales to the Company's two largest customers accounted for 15.7% and 1.2% of net sales, respectively. During 1999, sales to the Company's two largest customers accounted for 11.3% and 4.6% of net sales, respectively. During 1998, sales to the Company's two largest customers accounted for 9.9% and 6.6% of net sales, respectively. Accounts receivable from the Company's largest customers represented 17.7% of the accounts receivable balances at March 31, 2000.

NOTE 10-COMMITMENTS AND CONTINGENCIES

Leases
The Company leases certain facilities pursuant to operating lease agreements. Operating lease expense for offices and other equipment was approximately $2,140,000, $2,705,000 and $2,267,000 in 2000, 1999 and 1998,
respectively. Future minimum rental payments under noncancelable operating lease agreements are as follows: 2001-$2,369,000 2002-$2,325,000;
2003-$2,198,000; 2004-$2,075,000; 2005-$1,318,000; thereafter-$2,943,000.

Restructuring
The Company recorded a restructuring charge of approximately $400,000 during the first quarter of fiscal 1999 for severance costs related to the termination of employees at the Fairport, New York and Southall, England facilities. The charge has been included in the results from continuing operations and had a material impact on operating results in the first quarter of 1999.

The Company recorded a restructuring charge of approximately $400,000 during the fourth quarter of fiscal 1998 for severance costs related to the termination of 47 employees at the Salinas, California facility. The charge has been included in the results from continuing operations and had a material impact on operating results in the fourth quarter of 1998.

The restructurings of the Salinas, California, Fairport, New York and Southall, England facilities are substantially complete.

Legal Matters
The Company and certain officers and directors have been named defendants in several class-action lawsuits alleging violations of federal securities laws relating to the Company's September 1997 public offering and certain of the Company's public filings in 1997 and early 1998. The underwriters of the public offering have also been named as defendants in three of these class actions. The actions allege that the Company, certain of its officers and directors and the underwriters made or are responsible for alleged misstatements and omissions in various press releases and public filings concerning the Company's business and financial condition.

In March, 2000, the Company reached an agreement in principle to settle the consolidated shareholder class action suits. The settlement is subject to certain conditions, including court approval. The Company recorded a one-time charge of $1.4 million during the fourth quarter ending March 31, 2000, for costs not covered by insurance.